        EXHIBIT 10.16

TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road Atlanta, Georgia 30326

CONFIDENTIAL
March 5, 2021
Priority Holdings, LLC
2001 Westside Parkway, Suite 155
Alpharetta, Georgia 30004
Attention: Thomas Priore
Project Warrior
Commitment Letter
Ladies and Gentlemen:
You have advised each of Truist Bank (“Truist Bank”) and Truist Securities, Inc. (“Truist Securities” and, together with Truist, and any other commitment party that becomes a party hereto (if any) pursuant to Section 2 below, “we”, “us” or the “Commitment Parties”) that Priority Holdings, LLC (“Holdings” or “you”) intends to acquire via a merger (the “Acquisition”), directly or indirectly, 100% of the outstanding equity interests of Finxera Holdings, Inc., a Delaware corporation (together with its subsidiaries, the "Target"), pursuant to the Merger Agreement (as defined in the Transaction Description (as defined below)). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”); this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”), collectively, the “Commitment Letter”).
1.    Commitment.
In connection with the Transactions, (i) Truist Bank (together with any other Initial Lender that becomes a party hereto (if any) pursuant to Section 2 below, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise that it commits to provide 100% of the aggregate principal amount of each of the Credit Facilities upon the terms set forth herein and subject to no conditions precedent other than those set forth in Section 6 below, in the Section entitled “Conditions Precedent to Borrowings and Issuances on the Closing Date” in Exhibit B (limited on the date of the initial funding of

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the Credit Facilities (the “Closing Date”) as indicated therein) and in the Summary of Additional Conditions.
2.    Titles and Roles.
    It is agreed that (i) Truist Securities will act as lead arranger and bookrunner for the Credit Facilities (the “Lead Arranger” and, together with any Additional Arrangers (as defined below) appointed pursuant to the immediately succeeding paragraph in respect of the Credit Facilities, the “Lead Arrangers”) and (ii) Truist Bank will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Credit Facilities. It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Credit Facilities, Truist Securities shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (ii) any Additional Arrangers (or their affiliates, as applicable) will be listed to the immediate right of Truist Securities in such order to be agreed among you, Truist Securities and such Additional Arrangers, in any Information Materials and all other offering or marketing materials in respect of the Credit Facilities. Subject to the immediately succeeding paragraph, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) will be paid to any Lenders (as defined below) in connection with the Credit Facilities unless you and we shall so agree.
Notwithstanding the foregoing, you may, on or prior to the date which is fifteen (15) business days after the date on which you execute and deliver this Commitment Letter, appoint additional arrangers, bookrunners, agents, co-agents, managers or co-managers or confer other titles (other than administrative agent or collateral agent pursuant to the Fee Letter) in respect of the Credit Facilities (any such agent, co-agent, manager, co-manager or other titled institution, an “Additional Arranger”) and in a manner and with economics determined by you in consultation with Truist Securities; provided that Truist Securities (or its affiliate) shall have no less than 60.0% of the total economics (excluding for this purpose any agency fees paid to Truist Bank for acting as Administrative Agent) under the Fee Letter with respect to the Credit Facilities (it being understood that, (a) any such Additional Arranger’s (or its affiliates’) several commitment shall be pro rata among the Credit Facilities, (b) such Additional Arranger (or its affiliates) shall assume a proportion of the commitments with respect to the Credit Facilities that is equal to the proportion of the economics allocated to such Additional Arranger (or its affiliates) and (c) to the extent you appoint (or confer titles on) an Additional Arranger in respect of the Credit Facilities, the economics allocated to, and the commitment amounts of, Truist Bank and Truist Securities will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Arranger (or its affiliate), in each case upon the execution and delivery by such Additional Arranger of customary joinder documentation within such period reasonably acceptable to you, us and such Additional Arranger and, thereafter, such Additional Arranger shall constitute a “Commitment Party”, “Lead Arranger” and an “Initial Lender,” as applicable, under this Commitment Letter and under the Fee Letter).
3.    Syndication.
The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to the Credit Facilities to a group of banks, financial institutions, institutional lenders and other investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with and reasonably

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acceptable to you (such consent not to be unreasonably withheld, conditioned or delayed); provided that we agree not to syndicate our commitments to Disqualified Lenders (as defied below). Notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, except in connection with any assignment to an Additional Arranger and as otherwise agreed by you in writing, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date, (ii) no assignment or novation by any Initial Lender shall become effective in respect of the Credit Facilities until after the Closing Date has occurred, including, without limitation, as between you and the Initial Lenders with respect to all or any portion of any Initial Lender’s commitments and (iii)  each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.
As used herein, “Disqualified Lenders” means (i) those banks, financial institutions and other institutional lenders, in each case separately identified by name in writing to us by you prior to the date hereof, (ii) competitors that, directly or through a controlled affiliate or subsidiary or portfolio company, are engaged in the same or substantially similar line of business as you or your subsidiaries or the Target and its subsidiaries and identified by name in writing by you to us from time to time (which list of competitors may be supplemented by the Borrowers after the Closing Date by means of a written notice to the Administrative Agent) or (iii) in the case of each of clauses (i) and (ii), any of their affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (ii) above) that are either (a) identified in writing by you from time to time to us (or, if after the Closing Date, by the Borrowers to the Administrative Agent) or (b) clearly identifiable solely on the basis of the similarity of such affiliate’s name (as may be updated by you from time to time after the date hereof in accordance with the terms of this Commitment Letter, the “Disqualified Lenders”); provided, that (x) Disqualified Lenders referenced in clauses (ii) and (iii) above shall not include a bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged in, or that advises funds or investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, debt securities and similar extensions of credit or securities in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with any competitor of you, the Target and your and their respective Subsidiaries or any affiliate of such competitor, but with respect to which no personnel involved with any investment in such person (other than a limited number of senior employees in connection with internal legal, compliance, risk management or credit practices) directly or indirectly makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity, and (y) any supplementations shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Credit Facilities.
Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement to the contrary, we agree that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities, and in no event shall the commencement or successful completion of syndication of the Credit Facilities, constitute a condition to the availability of the Credit Facilities on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication efforts, it is the intent of the Lead Arrangers to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of the date upon which a Successful Syndication (as defined in the Fee Letter) has been

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completed and the day that is 30 days following the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist (and, to the extent practical and appropriate and not in contravention of the Merger Agreement to use your commercially reasonable efforts to cause the Target to actively assist) in completing a timely syndication of the Credit Facilities that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between appropriate members of your senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and to the extent practical and appropriate and not in contravention of the Merger Agreement, your using commercially reasonable efforts to ensure such contact between appropriate members of the senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations mutually agreed upon, (c) your assistance (including, to the extent practical and appropriate and not in contravention of the Merger Agreement, the use of commercially reasonable efforts to cause the Target to assist) in the preparation and delivery of the Information Materials to be used in connection with the syndication, (d) the hosting, with the Lead Arrangers, of one meeting (or conference call in lieu of any such meeting) to be mutually agreed upon of prospective Lenders at a reasonable time and location to be mutually agreed upon (and, to the extent practical and appropriate and not in contravention of the Merger Agreement, your using commercially reasonable efforts to cause certain officers of the Target to be available for such meetings), (e) your using commercially reasonable efforts to provide prior to the launch of syndication of the Credit Facilities, customary pro forma projections of Holdings and its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) for fiscal year 2021 and for each fiscal year thereafter during the term of the Credit Facilities (the “Projections”) and (f) prior to the Syndication Date (or, if later, the Closing Date), there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Borrowers or any of your or its subsidiaries (and, prior to the Closing Date, to the extent practical and appropriate and not in contravention of the Merger Agreement, your using commercially reasonable efforts to ensure that no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or any of its subsidiaries) announced, offered, placed or arranged (other than the Credit Facilities), in each case that could reasonably be expected to materially impair the primary syndication of the Credit Facilities, without the consent of the Lead Arrangers; it being agreed that the foregoing shall not apply to any debt permitted to be incurred by the Target or any of its subsidiaries under the Merger Agreement, drawings under existing revolving credit facilities or any ordinary course working capital facilities, capital leases, letters of credit, purchase money debt or equipment financings. For the avoidance of doubt (but without limiting your obligations to assist with syndication efforts as set forth herein), none of the foregoing shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Facilities on the Closing Date. Notwithstanding anything to the contrary in the foregoing, the only Projections, financial statements and other financial information that shall be required to be provided to the Lead Arrangers shall be the Projections, financial statements and other financial information already provided as of the date hereof, or required to be delivered pursuant to paragraphs __and __ of Exhibit C attached hereto.
The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached (excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (excluding Disqualified Lenders) (subject to your consent, not to be unreasonably withheld, conditioned or delayed), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would

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violate any law, rule or regulation, or any obligation of confidentiality binding on, or waive any privilege that may be asserted by, you, the Target or your or its respective affiliates; provided that, at the request of the Lead Arrangers, to the extent practical and appropriate and not in contravention of the Merger Agreement, you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information.
You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including customary confidential information memoranda (the “Information Memorandum”) to be used in connection with the syndication of the Credit Facilities (such Information, Projections, other customary offering and marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic systems and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that have personnel who do not wish to receive material non-public information (within the meaning of U.S. federal and state securities law, “MNPI”) with respect to you, your subsidiaries, the Target or your, your subsidiaries' or its respective securities and who may be engaged in investment and other market related activities with respect to you, your subsidiaries, the Target or your, your subsidiaries' or its respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Lead Arrangers shall be entitled to use and rely upon the information contained therein without responsibility for the independent verification thereof. Each of the Lead Arrangers shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof. For the avoidance of doubt (but without limiting your obligations to assist with syndication efforts as set forth herein), none of the foregoing shall constitute a condition to the commitments of the Commitment Parties hereunder or the funding of the Credit Facilities on the Closing Date.
At the reasonable request of the Lead Arrangers, you agree to assist (and, to the extent not in contravention of the Merger Agreement, to use commercially reasonable efforts to cause the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that consists exclusively of information or documentation that is either (x) publicly available or of a type that would be publicly available (or could be derived from publicly available information) if you, the Target or any of your or its respective subsidiaries were public reporting companies or (y) not material with respect to you, the Target or any of your or its respective subsidiaries for the purpose of U.S. federal and state securities laws to be used by Public Siders (as determined by you in good faith and shall have been marked by you as “PUBLIC”). It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Memorandum authorizing the distribution of such information marked with “PUBLIC” as described in this paragraph to prospective Lenders and containing (i) a customary "10b-5" representation with respect to the information set forth therein consistent with the “10b-5” representation set forth in Section 4 of this Commitment Letter and (ii) a representation that the additional versions of the Information Memorandum do not include any MNPI about you, the Target, your or its subsidiaries or your or its securities. In addition, the Information Memorandum shall contain provisions in the “Notice and Undertaking by Recipients” section that exculpate you with respect to any liability related to the use or misuse of, and each Lead Arranger and its affiliates with respect to any liability related to the use or misuse of, the contents of the Information Memorandum or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to Public Siders, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first

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page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).
You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders to the extent you shall have been given a reasonable opportunity to review such documents prior to their distribution unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders or otherwise contain private information: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) the Term Sheet (including a customary marketing version of the Term Sheet) and notification of changes in the Credit Facilities’ terms and conditions and (c) drafts and final versions of the Credit Facilities Documentation (as defined below). If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.
    4.    Information.
You hereby represent and warrant that (to your knowledge with respect to information relating to the Target and its subsidiaries): (a) all written information and written data other than the Projections, budgets, estimates and other forward-looking information (other than information of a general economic or general or specific industry nature) that has been or will be made available to any Commitment Party, directly or indirectly, by you, or by any of your representatives in connection with the transactions contemplated hereby for use in evaluating such transactions (the “Information”), when taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date (or, if later, the Closing Date), you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to Information or Projections with respect to the Target or any of its subsidiaries, subject to any applicable limitations on your rights under the Merger Agreement, you will use your commercially reasonable efforts to) promptly supplement or cause to be supplemented the Information and such Projections such that (and to your knowledge with respect to the Target and its subsidiaries) such representations and warranties are correct in all material respects under those circumstances at such time. In arranging and syndicating the Credit Facilities, the Lead Arrangers (a) will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memorandum without responsibility for independent verification thereof and (b) do not assume responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any

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representation under this Section 4, the making of any supplementation thereof, or the accuracy of any such representation shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date.
5.    Fees.
As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof among you and the Initial Lenders (the “Fee Letter”) to the extent, on the terms and subject to the conditions expressly set forth therein. Once paid, such fees shall not be refundable under any circumstances.
6.    Conditions.
The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject only to the conditions precedent set forth in the Section entitled “Conditions Precedent to Borrowings and Issuances on the Closing Date” in Exhibit B hereto, and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the initial funding of the Credit Facilities shall occur (it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Credit Facilities Documentation).
7.    Indemnity.
To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Credit Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, members, partners, managers, investment managers, controlling persons, agents and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities and reasonable and documented or invoiced out-of-pocket expenses (including legal fees and expenses as set forth below), joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter, the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Target, your or its equity holders, affiliates, creditors or any other third person, and within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement) to reimburse each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if reasonably necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to each group of similarly situated Indemnified Persons affected by such conflict) and other reasonable and documented invoiced out-of-pocket expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities, or related expenses to the

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extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Persons (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of its Related Indemnified Persons under this Commitment Letter, the Term Sheet, the Fee Letter or the Credit Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, the Borrowers or any of your or its affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Credit Facilities) and (b) to the extent that the Closing Date occurs, on the Closing Date (to the extent an invoice therefor is received by the Invoice Date) or, if invoiced after the Invoice Date, within 30 days of receipt of an invoice therefor, to reimburse each Commitment Party from time to time, for all reasonable and documented out-of-pocket expenses, syndication expenses (if applicable), travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties, identified in the Term Sheet and of a single local counsel to the Commitment Parties, taken as a whole, in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Credit Facilities Documentation and any security arrangements in connection therewith (the foregoing clause (b), collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case thereby, by the applicable provisions contained in the Credit Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.
For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers partners, members or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf or at the instructions of such Indemnified Person, controlling person, or such controlled affiliate; provided that each reference to a controlled affiliate, controlled person, director, officer or employee in this sentence pertains to a controlled affiliate, controlling person, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of the Credit Facilities.
Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, the Borrowers, any Indemnified Person or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Facilities Documentation; provided, that nothing in this paragraph shall limit your indemnification and reimbursement obligations expressly set forth herein to the extent such damages are part of a third party claim in connection with which such Indemnified Person is entitled to indemnification or reimbursement hereunder.

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You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability or claims that are the subject matter of such Proceeding, and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.
8.    Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.
You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Borrower and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and none of the Commitment Parties or their respective affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Borrower and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Borrower. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied

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duty between the Commitment Parties and you, the Borrower, your and its respective equity holders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you and, if applicable, your affiliates, on the other, (ii) in connection with the transactions contemplated hereby and with the process leading to such transaction, each Commitment Party and its applicable affiliates (as the case may be) has been, is or will be acting solely as a principal and not as agents or fiduciaries of you, the Borrower, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Borrower on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal, tax and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. You further acknowledge and agree that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.
You acknowledge that Truist Bank and/or one of its affiliates currently is acting as administrative agent, lead arranger, bookrunner and/or a lender under the Existing Credit Agreement (as defined in Exhibit A) and your and your subsidiaries’ rights and obligation under any other agreement with Truist Bank (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by Truist Bank’s performance or lack of performance of services hereunder. You hereby agree that Truist Bank may render its services under this Commitment Letter notwithstanding of any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship between Truist Bank and you and your affiliates in connection with the commitment and services contemplated hereby, on the one hand, and the exercise by Truist Bank or any of its affiliates of any of its rights and duties under any credit agreement or other agreement (including the Existing Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of the Commitment Letter for any reason whatsoever.
9.    Confidentiality.
You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof, this Commitment Letter and the contents hereof to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) to Ares Capital Management LLC and Ares Alternative Credit Management, LLC, in their capacity as managers to the funds and accounts providing the Preferred Stock Facility, and their officers, directors, agents, attorneys and other advisors in connection therewith, (c) if the Commitment Parties consent in writing to such proposed disclosure, (d) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process or to the

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extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) or (e) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter; provided that (i) you may disclose this Commitment Letter and/or the Fee Letter (so long as the Fee Letter is redacted in a customary manner reasonably satisfactory to the Lead Arrangers) and the contents hereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter or the contents thereof) in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet and the contents thereof, to potential Lenders and, in each case, their officers, directors, agents, employees, attorneys, accountants, advisors, on a confidential basis, (iv) after your acceptance hereof, this Commitment Letter and the Fee Letter may be shared (in consultation with the Lead Arrangers) with potential Additional Arrangers on a confidential basis and (v) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public filing relating to the Transactions.
The Commitment Parties and their affiliates will use all confidential and other non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the Transactions and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their Representatives (as defined below) from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, subpoena or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or regulatory or self-regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to such disclosure), (b) upon the request or demand of any regulatory or self-regulatory authority having or purporting to have jurisdiction over the Commitment Parties or any of their respective Representatives (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Borrower or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to such Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties without the use of any confidential information or any other information obtained in a manner that would otherwise violate the terms of this Commitment Letter, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, members, partners, managers, controlling persons, investment managers, financing sources, employees, legal counsel, independent auditors, attorneys, professionals, trustees, custodians and other experts or agents (collectively, together with their respective successors and permitted assigns, the

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“Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and have been advised of their obligation to keep such information confidential, provided that such Commitment Party shall be responsible for its affiliates’ and its and their directors, officers, financing sources, employees, legal counsel, independent auditors, professionals and other experts or agents compliance with this paragraph; provided further that unless you otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed), no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of its or their respective directors, officers, financing sources, employees, legal counsel, independent auditors, professionals and other experts or agents working on the financing contemplated by this Commitment Letter to (x) any affiliates or directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Parties that are engaged as principals primarily in private equity or venture capital (other than, in each case, such persons engaged by the Borrower as part of the Borrower’s transaction, senior employees who are required, in accordance with industry regulations or the applicable Commitment Party’s internal policies and procedures, to act in a supervisory capacity and the applicable Commitment Party’s internal legal, compliance, risk management, credit or investment commitment members) (collectively, the “Excluded Parties”) or (y) Disqualified Lenders, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or assignees or prospective participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender or assignee or prospective Lender or participant or prospective assignee or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, acknowledging its confidentiality obligations in respect thereof consistent with the foregoing, (h)  in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (i) for purposes of establishing a “due diligence” defense in any legal proceeding or (j) with your prior written consent. The Lead Arrangers shall be permitted to place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as the Lead Arrangers may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Credit Facilities Documentation upon the initial funding thereunder; provided that, in any event, the provisions of this paragraph shall automatically terminate on the first anniversary of the date hereof. Additionally, you acknowledge and agree that the Lead Arrangers and their Representatives may provide to industry trade organizations information with respect to all or any part of the Credit Facilities that is customary for inclusion in league table measurements.
10.    Miscellaneous.
This Commitment Letter, the Fee Letter and the commitments hereunder shall not be assignable by any party hereto (other than pursuant to Section 2 hereof) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void) This

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Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto and their successors and permitted assigns (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and their successors and permitted assigns (and Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto. Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby (it being understood that we will not thereby be relieved of any of our obligations hereunder with respect to such services prior to the initial funding under the Credit Facilities) and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder. Each Commitment Party shall be liable solely in respect of its own commitment to the Credit Facilities, on a several, and not joint, basis with any other Initial Lender. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Commitment Letter, the Fee Letter or any other document to be signed in connection with this Commitment Letter, the Fee Letter and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Commitment Parties, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act provided that notwithstanding anything contained herein to the contrary, the Commitment Parties are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Commitment Party pursuant to procedures approved by it. This Commitment Letter, together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior and/or contemporaneous understandings, whether written or oral, among you and us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND THE FEE LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, INCLUDING THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF OR THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Each of the parties hereto agrees that (i) this Commitment Letter is a valid and binding and enforceable agreement with respect to the subject matter contained herein (it being acknowledged and agreed that the commitments provided hereunder are subject to applicable conditions precedent, as set forth herein) and (ii) the Fee Letter are legally valid and binding agreements of the parties thereto with respect to the subject matter set forth therein, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by

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proceedings in equity or at law). Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Facilities Documentation as soon as reasonably practicable for the purpose of executing and delivering the Credit Facilities Documentation substantially simultaneously with the consummation of the Refinancing.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “PATRIOT Act”) and 31 C.F.R. §1010.230 (as amended, the “Beneficial Ownership Regulation”), each of us and each of the Initial Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Initial Lenders to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Initial Lenders. You hereby acknowledge and agree that we shall be permitted to share any and all such information with the Initial Lenders.
This paragraph and the indemnification, compensation (and fee provisions contained in the Fee Letter), reimbursement, jurisdiction, governing law, venue, waiver of jury trial, syndication, information and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 hereof, shall remain in full force and effect regardless of whether Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your understanding and agreements regarding no agency or fiduciary duty and your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as it relates to the “market flex” provisions of the Fee Letter), (b) information (including supplementation and/or correcting Information and Projections), (c) compensation and expense

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reimbursement and (d) confidentiality of this Commitment Letter, the Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded by the provisions of the Credit Facilities Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Credit Facilities hereunder on a ratable basis in accordance with paragraph 1 of Exhibit C at any time, subject to the provisions of the Fee Letter and the preceding sentence.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time on March 12, 2021 (the “Countersign Date”). The Initial Lenders’ respective commitments and the obligations of the Lead Arrangers hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence prior to the Deadline. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earlier of (x) 5:00 p.m., New York City time, on February 28, 2022 and (y) the termination of the Merger Agreement. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.
    Very truly yours,

TRUIST BANK

By: /s/ Timothy M. O’Leary
    Name: Timothy M. O’Leary
    Title: Managing Director

TRUIST SECURITIES, INC.

By: /s/ Timothy M. O’Leary
    Name: Timothy M. O’Leary
    Title: Managing Director
[Signature Page to Project Warrior Commitment Letter]

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        EXHIBIT 10.16

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        EXHIBIT 10.16
Accepted and agreed to as of
the date first above written:

PRIORITY HOLDINGS, LLC

By: /s/ Thomas C. Priore
Name: Thomas C. Priore
Title: Authorized Signatory

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        EXHIBIT A
Project Warrior
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
On the Closing Date
a)That certain Credit and Guaranty Agreement, dated as of January 3, 2017, entered into by and among Holdings, the guarantors from time to time party thereto, and Goldman Sachs Specialty Lending Group, L.P., as administrative agent and lead arranger (as amended, restated, amended and restated, modified and/or supplemented from time through the date hereof, the “Existing Subordinated Term Loan Facility”) will be refinanced and all outstanding obligations thereunder will be repaid in full and all commitments and guaranties in connection therewith will be terminated or released (the “Existing Subordinated Debt Refinancing).
b)Substantially all of the existing third party indebtedness for borrowed money of the Borrowers and their respective subsidiaries under that certain Credit and Guaranty Agreement, dated as of January 3, 2017, among Pipeline Cynergy Holdings, LLC (“PCH”), Priority Institutional Partner Services LLC (“Priority Institutional”), Priority Payment Systems Holdings, LLC (“PPSH” or the “Borrower Representative”, and together with PCH and Priority Investments, the “Borrowers” and each individually, a “Borrower”) (as amended, modified and supplemented from time to time through the date hereof, the “Existing Credit Agreement”) will be refinanced and repaid in full and any and all commitments, guarantees and security interests in connection therewith shall be terminated or released (the “Existing Credit Agreement Refinancing” and together with the Subordinated Debt Refinancing, the “Closing Date Refinancing”).
c)The Borrowers will obtain, on a joint and several basis, senior secured credit facilities in an aggregate principal amount of approximately $630.0 million which will be comprised of (1) a senior secured first lien term loan facility in an aggregate principal amount of approximately $300.0 million, (2) a senior secured revolving credit facility in an aggregate amount equal to $40.0 million and (3) a senior secured first lien delayed draw term loan facility in an aggregate principal amount of approximately $290 million.
d)PRTH will issue senior preferred stock in an aggregate issue price equal to approximately $250,000,000, which shall be comprised of a (1) $150 million issued on the Closing Date, which shall be contributed to Holdings (the “Closing Date Preferred Stock”), (2) $50.0 million, issued on the DDTL Funding Date, which shall be contributed to Holdings (the “Acquisition Preferred Stock”) and (3) $50 million available to be issued within 18 months of the Closing Date (together with the Closing Date Preferred Stock and the Acquisition Preferred Stock, the “Preferred Stock Facility”).
No later than February 28, 2022, the Borrower intends to acquire via merger, directly or indirectly, all of the outstanding equity interests of the Target pursuant to the Merger Agreement (as defined below).

A-1

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In connection with the foregoing, it is intended that:
e)On the DDTL Funding Date, Stone Point Capital LLC and/or its controlled affiliates (the “Sponsor”, and together with certain members of the Target’s management and certain other investors arranged by and/or designated by the Sponsor that are reasonably acceptable to the Lead Arrangers, the “Investors”), will roll over equity in accordance with the Merger Agreement into common equity of Priority Technology Holdings, Inc. (“PRTH”) (the “Equity Contribution”) in connection with the Acquisition.
f)On the DDTL Funding Date, pursuant to the Merger Agreement, dated as of the date hereof (as amended in accordance with the terms of the Commitment Letter and in effect from time to time, together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Merger Agreement”), among Finxera Holdings, Inc. (the “Target”), PRTH, Prime Warrior Acquisition Corp., a Delaware corporation (“Merger Sub”), and, solely in its capacity as the Equityholder Representative, Sponsor, Merger Sub will be merged with and into the Target, with the Target continuing as the surviving entity and becoming a direct or indirect wholly owned subsidiary of Holdings (the “Acquisition”) in accordance with the terms of the Merger Agreement.
g)On the DDTL Funding Date, substantially all of the existing third party indebtedness for borrowed money of the Target will be refinanced and repaid in full and any and all commitments, guarantees and security interests in connection therewith shall be terminated or released (the “Target Refinancing”).
h)The proceeds of the Initial Term Loan Facility and the Closing Date Preferred Stock will be applied on the Closing Date (i) to finance the Closing Date Refinancing and (ii) pay the fees and expenses in connection with the Transactions contemplated to occur on the Closing Date (such fees and expenses, the “Closing Date Transaction Costs”). The proceeds of the DDTL Term Loan Facility (as defined below) and the Acquisition Preferred Stock will be applied on the DDTL Funding Date (i) to pay the consideration in connection with the Acquisition, (ii) to finance the Target Refinancing and (iii) to pay the fees and expenses incurred in connection with the Transactions occurring on the DDTL Funding Date (such fees and expenses, the “DDTL Transaction Costs” and, together with the Closing Date Transaction Costs, the “Transaction Costs”).
The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A- 2

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        EXHIBIT B
Project Warrior
$300.0 Million Initial Term Loan Facility
$290.0 Million Delayed Draw Term Loan Facility
$40.0 Million Revolving Credit Facility
Summary of Principal Terms and Conditions1

Borrowers:
Priority Holdings, LLC, a Delaware limited liability company ("Holdings" or the “Borrower Representative” and, together with any other existing and subsequently acquired or organized wholly owned domestic subsidiary of Holdings as may be mutually agreed by the Administrative Agent and Holdings, the “Borrowers” and each, a “Borrower”), on a joint and several basis.

Lead Arrangers:
Truist Securities and any other Lead Arranger appointed pursuant to the Commitment Letter will act as joint lead arrangers and joint bookrunners for the Credit Facilities (the “Lead Arrangers”), and will perform the duties customarily associated with such role.

Administrative Agent and Collateral Agent:	Truist Bank will act as sole administrative agent (the “Administrative Agent”) and sole collateral agent (the “Collateral Agent”) under the Credit Facilities.
Lenders:
Such banks, financial institutions and other lenders (including the Initial Lenders, the “Lenders”) selected by the Lead Arrangers in consultation with (and reasonably acceptable to) the Borrowers (but excluding any Disqualified Lenders).

Transactions:	As set forth in Exhibit A to the Commitment Letter.
1     All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

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Purpose/Use of Proceeds:
Initial Term Loan Facility: Proceeds of the Initial Term Loan Facility (as defined below), together with the proceeds of Closing Date Preferred Stock, the Revolving Credit Facility (to the extent permitted under the heading “Availability” below) will be used to (i) finance the Closing Date Refinancing and (ii) pay the Closing Date Transaction Costs.
DDTL Term Loan Facility: Proceeds of the DDTL Term Loan Facility (as defined below), together with the proceeds of the Acquisition Preferred Stock and the Equity Contribution will be used to (i) pay the consideration in connection with the Acquisition, (ii) finance the Target Refinancing and (iii) pay the DDTL Transaction Costs.
Revolving Credit Facility: Proceeds of the Revolving Credit Facility (as defined below) will be used to finance a portion of the Transaction Costs (to the extent permitted under the heading “Availability” below) and for ongoing working capital, capital expenditures and general corporate requirements, including letters of credit issuance and the funding of Permitted Acquisitions (as defined below), other permitted investments or any other transaction permitted under the Credit Documents.
Incremental Facilities: Proceeds will be available for working capital and general corporate requirements, including Permitted Acquisitions, other permitted investments, capital expenditures, associated costs and expenses, permitted restricted payments or any other transaction permitted under the Credit Documents.

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Guarantors:
Each Borrower (other than with respect to the obligations of such Borrower), and, subject to the proviso below, each direct and indirect, existing and subsequently acquired or organized wholly owned domestic subsidiary of each Borrower (collectively, the “Guarantors” and, together with the Borrowers, the “Credit Parties”) will jointly and severally guarantee (the “Guarantee”) all obligations under the Credit Facilities, under any interest rate protection or other hedging arrangements entered into with the Administrative Agent, a Lead Arranger, an entity that is a Lender at the time of such transaction or becomes a Lender following such transaction, or any affiliate of any of the foregoing (collectively, “Hedging Arrangements”) and under certain cash management arrangements of any Borrower or any Guarantor owed to the Administrative Agent, a Lead Arranger, any Lender or any affiliate of the foregoing (collectively, “Cash Management Arrangements”); provided that, Guarantors will not include (a) any subsidiary that is an immaterial subsidiary (with individual and aggregate thresholds of 5.0% and 7.5%of total assets and revenue, respectively) (each an “Immaterial Subsidiary”), (b) (i) a subsidiary that is acquired after the Closing Date that is prohibited by applicable law or by any contractual obligation existing at the time of such acquisition thereof (so long as not created in anticipation thereof) from guaranteeing the Credit Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee and such consent, approval, license or authorization has not been received or (ii) a subsidiary prohibited by applicable law or restricted from guaranteeing the Credit Facilities by contractual obligations to the extent such contractual obligation existed on the Closing Date (so long as such contractual obligation was not created in contemplation of the Transactions), (c) a special purpose entity used for securitizations or other structured finance transactions (a "Special Purpose Entity"), (d) a not-for-profit subsidiary, (e) a captive insurance company, (f) an Unrestricted Subsidiary (as defined below), (g) [reserved] (h) a subsidiary with respect to which, in the reasonable judgment of the Borrower Representative and the Collateral Agent, the burden or cost of providing a Guarantee will be excessive in view of the benefits to be obtained by the Lenders therefrom and (i) any subsidiary acquired after the Closing Date where the providing of a guaranty would result in material adverse tax consequences to the Borrowers or any of their respective Restricted Subsidiaries as reasonably determined by the Borrower Representative in consultation with the Administrative Agent. In addition, the Credit Documents will include customary exclusions for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq.), as amended from time to time, and any successor statute) from guaranteeing obligations of any Credit Party that relate to the Hedging Arrangements. In addition, the Borrower may elect to cause one or more of such excluded subsidiaries to become Guarantors; provided that no excluded subsidiary that is a foreign subsidiary may become a Guarantor without the consent of the Administrative Agent.
Subject only to limitations on investments set forth in the Credit Documents and subject to no event of default and pro forma compliance with the Closing Date Total Net Leverage Ratio (as hereinafter defined), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary of the Borrower as an “unrestricted subsidiary” (any subsidiary so designated, an “Unrestricted Subsidiary”). Notwithstanding anything to the contrary herein, Unrestricted Subsidiaries (and the sale of assets thereof) will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Credit Documents and the cash held by, and results of operations, indebtedness and interest expense of, Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Credit Documents. “Restricted Subsidiary” shall mean any existing or future direct or indirect subsidiary of each Borrower other than any Unrestricted Subsidiary.
The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the applicable Borrower or its applicable Restricted Subsidiary at the date of designation in an amount equal to the portion of the fair market value (as reasonably determined by the Borrower Representative) of the assets of such Restricted Subsidiary attributable to such Borrower’s or its applicable Restricted Subsidiary’s equity interest therein as reasonably estimated by the Borrower Representative (and such designation shall only be permitted to the extent such investment is otherwise permitted). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary may only be made if no event of default exists or would result therefrom and the Borrowers are in pro forma compliance with the Closing Date Total Net Leverage Ratio, and any re-designation as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation, of indebtedness or lien of such Restricted Subsidiary, as applicable provided that upon a designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrowers shall be deemed to continue to have an investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrowers’ investment in such Restricted Subsidiary at the time of such designation, less (b) the portion of the fair market value (as reasonably determined by the Borrower Representative) of the assets of such Restricted Subsidiary attributable to the Borrowers’ equity therein at the time of such designation.. Notwithstanding the foregoing, (x) no Unrestricted Subsidiary may hold any liens or equity interests of or in any Borrower, Holdings or any Restricted Subsidiary (or any of their respective assets), (y) no subsidiary that owns or holds intellectual property that is material to the business of Holdings and its Restricted Subsidiaries, taken as a whole (“Material Intellectual Property” may be designated as an Unrestricted Subsidiary and (z) no Material Intellectual Property may be transferred or contributed to an Unrestricted Subsidiary.

DOC ID - 35765184.2

Credit Facilities:
$630.0 million of senior secured first lien facilities (the “Credit Facilities”) to include:
(i)a $300.0 million senior secured first lien term loan facility (the “Initial Term Loan Facility”; the loans thereunder, the “Initial Term Loans”).
(ii)a $290.0 million delayed draw senior secured first lien term loan facility (the “DDTL Term Loan Facility” and together with the Initial Term Loan Facility, the “Term Loan Facility”; the loans thereunder, the “DDTL Term Loans” and together with the Initial Term Loans, the “Term Loans”). The DDTL Term Loans are intended to be fungible with the Initial Term Loans and, except with respect to amortization as set forth below, shall have the same terms as the Initial Term Loans (and, unless the context otherwise requires, shall be and constitute “Term Loans” under the Term Facility). The Term Loans will be made available to the Borrower in U.S. Dollars.
(ii)    a $40.0 million senior secured first lien revolving credit facility (the “Revolving Credit Facility”; the Lenders thereunder, the “Revolving Lenders”; and the loans thereunder, together with (unless the context otherwise requires) the Swing Line Loans (as defined below), the “Revolving Loans”; and together with the Term Loans and loans under all Incremental Credit Facilities, the “Loans”). Revolving Loans will be made available to the Borrower in U.S. Dollars.
(iii)    A portion of the Revolving Credit Facility of up to $5.0 million will be made available to the Borrower by the Administrative Agent (in such capacity, the “Swing Line Lender”) as swing line loans (the “Swing Line Loans”).

DOC ID - 35765184.2

Incremental Facilities:
The definitive documentation for the Credit Facilities (the “Credit Documents”) will permit the Borrowers from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities to the Term Loan Facility either as a separate tranche or a fungible increase to an existing tranche (each, an “Incremental Term Loan Facility”; the loans thereunder, the “Incremental Term Loans”) and/or (b) increase commitments under the Revolving Credit Facility (each, an “Incremental Revolving Credit Facility” and, together with any Incremental Term Loan Facility, the “Incremental Credit Facilities”; for the avoidance of doubt, unless otherwise specified, references herein to the Credit Facilities shall include the Incremental Credit Facilities) in minimum amounts to be set forth in the Credit Documents and in an aggregate principal amount not to exceed the sum of (A) the greater of (1) $63.0 million and (2) 100% of Adjusted EBITDA (as defined below) for the last four fiscal quarters of the Borrowers for which financial statements have been delivered to (or are required to be delivered to) the Administrative Agent (the “Fixed Incremental Amount”) plus (B) an unlimited amount (the “Incremental Incurrence-Based Amount”), so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Credit Facility (assuming the full amount of any Incremental Revolving Credit Facility is drawn) and after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments (without netting the cash proceeds of any Incremental Credit Facilities in calculation thereof), the Consolidated Total Net Leverage Ratio (as defined below) does not exceed 4.25:1.00, determined for the most recently completed four fiscal quarter period (the “Test Period”) for which financial statements have been delivered to (or are required to be delivered to) the Administrative Agent (based on the Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such period) (this clause (B), the “Incremental Ratio Debt Basket”), plus (C) any voluntary prepayments and buybacks (limited to the actual amount of cash paid) of the Term Loan Facility and the Incremental Term Loan Facilities and voluntary prepayments of the Revolving Credit Facility (to the extent accompanied by permanent commitment reductions thereto), payments utilizing the yank-a-bank provisions of the Credit Documents, in each case prior to such time other than any such voluntary prepayments (and commitment reductions), and buybacks to the extent financed with the proceeds of long term debt or any Cure Amount (as hereinafter defined) (this clause (C), the “Prepayment Amount”); provided that, in the case of an Incremental Term Loan Facility incurred to finance a Limited Condition Transaction (as defined below), compliance with the foregoing leverage ratios may be determined, at the option of the Borrower, as of the time of entry into the applicable definitive acquisition agreement (as opposed to at the time of incurrence of such indebtedness) and shall be calculated on a pro forma basis as of the most recent Test Period on or prior to the signing of the applicable definitive acquisition agreement), in each case determined for the most recent Test Period (treating all Incremental Revolving Credit Facilities as fully drawn, and with proceeds from any such Incremental Credit Facility not being netted from indebtedness for such calculation)(the sum of (A), (B), and (C) being referred to herein as the "Incremental Cap"); provided further:
(i)any Incremental Credit Facility will rank pari passu in right of payment and pari passu or junior in right of security with the Credit Facilities or will be unsecured and shall be subject to the Intercreditor Agreement or an intercreditor agreement the terms of which are reasonably satisfactory to the Administrative Agent and the Borrowers;
(ii)except for Permitted Short Term Debt (as defined below), no Incremental Term Loan Facility will have a final maturity earlier than the maturity date of the then-existing Term Loan Facility (or earlier than 91 days after the maturity date of the then-existing Term Loan Facility for junior or unsecured Incremental Term Loan Facilities), and the weighted average life to maturity of each Incremental Term Loan Facility shall be no shorter than the then remaining weighted average life to maturity of the then-existing Term Loan Facility (for the purposes of this Term Sheet, “Permitted Short Term Debt” means any bridge financing which by its terms will be automatically converted into loans or other indebtedness that have, or extended such that it will have a maturity date and a weighted average life to maturity that complies with the applicable maturity and weighted average life to maturity requirement set forth above subject to customary terms and conditions to be agreed);
(iii)such Incremental Credit Facility shall not be (x) secured by any lien on any asset of the Borrowers, any Guarantor or any of their respective subsidiaries that does not also secure the then outstanding Credit Facilities or (y) guaranteed by any person other than Guarantors under the Credit Facilities;
(iv)(a) the terms and provisions (other than upfront fees) of the Incremental Revolving Credit Facility shall be identical to the Revolving Credit Facility and shall be added to, and constitute a part of, the Revolving Credit Facility and (b) the terms and provisions (other than upfront fees and original issue discount, but subject to clause (vi) below) of any Incremental Term Loan Facility that increases an existing tranche of term loans shall be identical to the tranche of term loans being increased and shall be added to, and constitute a part of, such tranche;
(v)(a) the representations and warranties set forth in the Credit Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects), provided that if the proceeds of such Incremental Term Loan Facility shall be applied to consummate a Permitted Acquisition (as defined below) or similar permitted investment for which the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (a “Limited Condition Transaction”), the accuracy of such representations and warranties may be subject to customary “SunGard” or “certain funds” conditionality to the extent agreed by the Lenders providing such loans; and (b) no event of default shall exist at the time of the incurrence of such loans and immediately after giving effect thereto; provided that, if the proceeds of such Incremental Term Loan Facility shall be applied to consummate a Limited Condition Transaction, the lenders providing such loans may instead require only that no event of default shall exist at the time that the definitive transaction agreement for such Limited Condition Transaction is entered into and, on the date of incurrence thereof both immediately before and immediately after giving effect thereto, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom (this provision, the “Limited Condition Provision”);
(vi)if the All-In Yield (as defined below) relating to any Incremental Term Loan Facility incurred using the Incremental Incurrence-Based Amount that is (i) incurred on or prior to the date that is 12 months after the Closing Date and (ii) secured on a pari passu with the Credit Facilities, exceeds the All-In Yield relating to the Initial Term Loan Facility (calculated after giving effect to any amendment to interest rate margins under the Initial Term Loan Facility after the Closing Date but immediately prior to the incurrence of such Incremental Term Loan Facility) by more than 0.50%, the All-In Yield relating to the Initial Term Loans shall be adjusted to be equal to the All-In Yield relating to such series of Incremental Term Loan Facility minus 0.50% (the “MFN Provision”);
(vii)(A) Incremental Term Loans that are secured on a pari passu with the Credit Facilities, shall share ratably in all voluntary and mandatory prepayments of Term Loans unless the lenders of such Incremental Term Loans elect to receive a lesser share of any such prepayment; and (B) any Incremental Term Loan Facility that is junior in right of security to the Credit Facilities or unsecured will participate in any voluntary or mandatory prepayments on a less than pro rata basis with the Credit Facilities;
(viii)except as otherwise required in preceding clauses (i) through (vii), all other terms of such Incremental Credit Facility, if not consistent with the terms of the existing Term Loan Facility or Revolving Credit Facility, as applicable, will be as agreed between the Borrower and the lenders providing such Incremental Credit Facility and shall be reasonably acceptable to the Administrative Agent; provided, the terms of any Incremental Term Loan Facility (other than with respect to pricing, margin, maturity and/or fees or as otherwise contemplated by any of clauses (i) through (vii) above) shall not be materially more favorable (taken as a whole) to the lenders providing such Incremental Term Loan Facility than such terms in the then-existing Term Loan Facility, as reasonably determined by the Borrowers in good faith (except to the extent (x) such terms are reasonably acceptable to the Administrative Agent or added in the Credit Facilities for the benefit of the Lenders pursuant to an amendment thereto (with no consent of the Lenders being required) or (y) for terms applicable only to periods after the latest final maturity date of the Credit Facilities existing at the time of the incurrence of such Incremental Term Loan Facility).
As used herein, “All-In Yield” means, with respect to any Term Loan or Incremental Term Loan on any date of determination, the yield to maturity (as determined in good faith by the Administrative Agent), in each case, based on the interest rate applicable to such Term Loan or Incremental Term Loan on such date (including any floor and margin) and giving effect to all upfront or similar fees (including original issue discount where the amount of such upfront fees and discount is equated to interest based on an assumed four-year life to maturity or, if the actual maturity date falls earlier than four years, the lesser number of years) payable with respect to such Term Loan or Incremental Term Loan and giving effect to any increase in interest rate margins or additional fees (which shall be deemed to constitute like amounts of OID) provided with respect to the existing Term Loan in connection with such issuance (but excluding any upfront, structuring, commitment, arrangement, amendment, ticking or other similar fees that are not distributed to Lenders generally).

For purposes of the foregoing, (I) the Borrowers may elect to use the Incremental Incurrence-Based Amount prior to the Fixed Incremental Amount and the Prepayment Amount and if the Fixed Incremental Amount and/or the Prepayment Amount, on the one hand, and the Incremental Incurrence-Based Amount, on the other hand, are each available and the Borrower does not make an election, the Borrower will be deemed to have elected to use the Incremental Incurrence-Based Amount first and (II) the Incremental Incurrence-Based Amount will be calculated without regard to any incurrence of indebtedness under the Fixed Incremental Amount and/or Prepayment Amount concurrently with the incurrence of any amounts in reliance on the Incremental Incurrence-Based Amount.
Any portion of Incremental Credit Facilities incurred other than under the Incremental Incurrence-Based Amount may be re-designated at any time, as the Borrowers may elect from time to time, as incurred under the Incremental Incurrence-Based Amount if the Borrowers meet the applicable ratio under the Incremental Incurrence-Based Amount at such time on a pro forma basis, at any time subsequent to the incurrence of such Incremental Credit Facility by written notice to the Administrative Agent on such date.
The Borrowers may seek commitments in respect of Incremental Credit Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (other than Disqualified Lenders) who will become Lenders in connection therewith, subject to the Administrative Agent’s, Swing Line Lender’s and Issuing Bank’s consent (each such consent shall not be unreasonably withheld or delayed) to the extent such consent would be required in connection with an assignment thereto under the heading “Assignments and Participations” below.
In addition, the Borrowers may incur debt outside of the Credit Documents in lieu of adding Incremental Term Loan Facilities (“Incremental Equivalent Debt”), in an aggregate principal amount not exceeding the Incremental Cap, when combined with all other Incremental Credit Facilities, on such terms as the Borrowers may agree; provided that, (i) other than Permitted Short-Term Debt, the maturity date and weighted average life to maturity of such Incremental Equivalent Debt shall be no earlier or shorter, respectively, than the maturity date (or earlier than the 91st day after the maturity date of the then existing Term Loan Facility for junior lien or unsecured Incremental Equivalent Debt) and weighted average life to maturity (determined without giving effect to any prepayments that reduce amortization) of the Term Loan Facility, (ii) the terms of any junior-lien or unsecured Incremental Equivalent Debt (other than Permitted Short-Term Incremental Debt) shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the earliest maturity date permitted by clause (i), above, other than the ability to participate (on a junior basis) in any mandatory prepayments of the Term Loan Facility, (iii) Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Credit Facilities may participate (on not more than a pro rata basis) in any mandatory prepayments of the Term Loan Facility, (iv) borrowers and guarantors of Incremental Equivalent Debt shall be Credit Parties, (v) any secured Incremental Equivalent Debt shall (A) be subject to an intercreditor agreement on terms reasonably acceptable to the Administrative Agent and (B) not be secured by any property or assets other than Collateral; (vi) the other terms and conditions of such Incremental Equivalent Debt (excluding pricing, interest rate margins, fees, discounts, rate floors and optional prepayment or redemption terms) are (taken as a whole) not materially more favorable (as determined in good faith by the board of directors of Holdings) to the lenders or noteholders providing such Incremental Equivalent Debt than those applicable to the Term Loan Facility (except for covenants or other provisions applicable only to periods after the earliest maturity date permitted by clause (i), above) as determined in good faith by the Borrowers; and (vii) such Incremental Equivalent Debt in the form of a term loan (or notes with the characteristics of a term loan) secured on a pari passu basis with the Term Loan Facility shall be subject to the MFN Provision.

DOC ID - 35765184.2

Limited Condition Transactions:
For purposes of (i) determining compliance with any provision of the Credit Documents which requires the calculation of any financial ratio (other than determining actual (versus pro forma) compliance with the Financial Covenant tested, subject to the Testing Threshold, at the end of each applicable quarter), (ii) determining compliance with representations, warranties, or the occurrence and continuation of a default or event of default or (iii) testing availability under baskets set forth in the Credit Documents, in each case, in connection with a Limited Condition Transaction, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction (such election to be set forth in a writing that is delivered to the Administrative Agent), an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive acquisition agreements for such Limited Condition Transaction are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date for which financial statements have been delivered (or are required to be delivered) to the Administrative Agent, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.
For the avoidance of doubt, if the Borrower Representative has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such ratios or baskets will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such calculation shall be made on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated; provided further that, with respect to incurrence tests for the making of any Restricted Payments any such calculation shall also be made assuming such Limited Condition Transaction and the other transactions to occur in connection therewith (including any incurrence of debt and the use of proceeds thereof) have not been consummated.

DOC ID - 35765184.2

Refinancing Facilities:
The Credit Documents will permit the Borrowers to refinance loans or commitments under the Credit Facilities or loans or commitments under any Incremental Credit Facility from time to time, in whole or part, with one or more new term loan facilities (collectively referred to herein as “Refinancing Term Facilities”) or classes of revolving credit facilities (that may extend the maturity) (collectively referred to herein as “Refinancing Revolving Facilities”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Credit Facilities”), under the Credit Documents with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the banks, financial institutions and other institutional lenders and investors providing such Refinancing Credit Facility or with one or more series of senior unsecured notes or loans or senior secured notes or loans or senior subordinated notes or loans that will be secured by the Collateral on an equal priority basis with the Credit Facilities or junior lien secured notes or loans that will be secured on a subordinated basis to the Credit Facilities and to the obligations under any senior secured notes or loans (such notes or loans, “Refinancing Notes” and, together with the Refinancing Credit Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Indebtedness (other than Permitted Short-Term Debt) does not mature prior to, or have a shorter weighted average life to maturity than, or with respect to Refinancing Notes, have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Refinancing Notes prior to, the maturity date, or weighted average life to maturity, of the loans under the class that is being refinanced, (ii) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses (including original issue discount or upfront fees) incurred in connection with the refinancing thereof and any unutilized commitments thereunder), and the proceeds of any such Refinancing Indebtedness are applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Credit Facility, pro rata commitment reductions) under the applicable Credit Facility being so refinanced, (iii) any Refinancing Indebtedness is not guaranteed by any entities that do not guarantee the Credit Facilities, (iv) in the case of any secured Refinancing Indebtedness (A) is not secured by any assets not securing the Secured Obligations (as defined below) and (B) is subject to customary intercreditor documentation reasonably satisfactory to the Administrative Agent, (v) no default or event of default under the Credit Facilities then exists or would result therefrom, (vi) in the case of any Refinancing Revolving Facility, the Credit Documents shall include certain provisions to govern the pro rata payment, repayment, borrowings, Letter of Credit participations and commitment reductions of the Revolving Credit Facility, any Incremental Revolving Increase and such Refinancing Credit Facility (subject to certain exceptions to be agreed), (vii) if the indebtedness being refinanced was (A) contractually subordinated to the Credit Facility in right of payment, such Refinancing Indebtedness shall be contractually subordinated to the Credit Facility on the same basis, (B) contractually subordinated to the Credit Facility in right of security, such Refinancing Indebtedness shall be contractually subordinated to the Credit Facility on the same basis or be unsecured and (C) unsecured, such Refinancing Indebtedness shall be unsecured, (viii) any Refinancing Notes shall be documented outside of the Credit Documents, (ix) the terms and conditions of any Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as whole) to the lenders or investors providing such Refinancing Indebtedness than the terms and conditions of the Credit Documents (when taken as a whole) are to the Lenders (as determined in good faith by the Borrower) (except for covenants or other provisions (x) reasonably acceptable to the Administrative Agent or added for the benefit of the Lenders pursuant to an amendment thereto (with no consent of the Lenders being required) or (y) applicable only to periods after the latest maturity date of any Credit Facility or Incremental Credit Facility existing at the time of such refinancing) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Refinancing Indebtedness, no consent shall be required by the Administrative Agent if such financial maintenance covenant is either (i) also added for the benefit of any existing Credit Facility remaining outstanding after the issuance or incurrence of such Refinancing Indebtedness or (ii) only applicable after the latest maturity of the existing Credit Facilities) or consistent with current market terms for such type of indebtedness (as determined by the Borrower in good faith) and (x) any Refinancing Term Facilities shall share ratably in any voluntary and mandatory prepayments of the Term Loans (other than in connection with a permitted refinancing of a particular class or classes of Term Loans) unless (a) the lenders in respect of such Refinancing Term Facility elect to receive a lesser share of any such prepayments or (b) such Refinancing Term Facility is not pari passu in right of payment or security, as applicable (in which case such prepayments shall be shared on a less than pro rata basis).

DOC ID - 35765184.2

Availability:
Initial Term Loan Facility: One drawing may be made under the Initial Term Loan Facility on the Closing Date. Amounts borrowed under the Initial Term Loan Facility that are repaid or prepaid may not be reborrowed.
DDTL Term Loan Facility: The DDTL Term Loan Facility will be available after the Closing Date in a single drawing until the earlier to occur of (i) the termination of the Merger Agreement, (ii) the consummation of the Acquisition with or without the funding of the DDTL Term Loan Facility and (iii) the date that is twelve (12) months after the Countersign Date (such earlier date, the “DDTL Commitment Expiration Date”). Amounts borrowed under the DDTL Term Loan Facility that are repaid or prepaid may not be reborrowed.
Revolving Credit Facility: Amounts available under the Revolving Credit Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the maturity date thereof; provided that proceeds of Revolving Loans incurred on the Closing Date shall only be used to fund (i) Transaction Costs (not to exceed an amount to be agreed), (ii) that portion of the Existing Credit Agreement Refinancing consisting of the repayment of revolving loans under the Existing Credit Agreement and (iii) original issue discount and upfront fees required to be funded on the Closing Date pursuant to the “Market Flex Provisions” in the Fee Letter. Revolving Loans that are ABR loans will be available for borrowing upon notice delivered by 11:00 AM New York time on the preceding business day. Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit.
Incremental Credit Facilities: As agreed by the Borrowers and the lenders providing the Incremental Credit Facilities.

Maturities:
Term Loan Facility: six years after the Closing Date.
Revolving Credit Facility: Five years after the Closing Date.
The Credit Documents shall contain customary “amend and extend” provisions to be agreed.

Closing Date:	The date on which the initial borrowings under the Initial Term Loan Facility are made (the “Closing Date”).
DDTL Funding Date:	The date on which the DDTL Term Loans are made (the "DDTL Funding Date").

DOC ID - 35765184.2

Amortization:
Term Loan Facility: (A) The Initial Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00%, commencing with the first full fiscal quarter after the Closing Date, with the balance payable on the sixth anniversary of the Closing Date and (B) the DDTL Term Loans will amortize in equal quarterly installments, commencing with the last day of the first fiscal quarter ending after DDTL Funding Date in aggregate annual amounts equal to 1.00% of the original principal amount of such DDTL Term Loan, with the balance payable on the sixth anniversary of the Closing Date; provided, that to the extent necessary to cause the DDTL Term Loans to be economically fungible with the then-existing Initial Term Loans such amortization rate will be adjusted such that such DDTL Term Loans would amortize in equal quarterly installments calculated using the same annual percentage of amortization applicable to the outstanding principal amount of such then-existing Initial Term Loans in effect immediately prior to the DDTL Funding Date.
Revolving Credit Facility: Payable at maturity (no required amortization).

Letters of Credit:
At the Borrower’s option, a portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed will be made available for the issuance of letters of credit (“Letters of Credit”) by Truist Bank or other Revolving Lenders (or, in each case, their respective affiliates or designees) reasonably satisfactory to the Borrower and the Administrative Agent (in such capacity, an “Issuing Bank”). Absent the agreement of the applicable Issuing Bank to the contrary, no Letter of Credit shall have an expiration date later than the earlier of (A) the date that is the fifth business day prior to the maturity date of the Revolving Credit Facility unless arrangements (including cash collateralization of such Letters of Credit) reasonably satisfactory to the applicable Issuing Bank have been entered into) and (B) the date which is one year from the date of issuance of such standby Letter of Credit; provided that any Letter of Credit may provide for automatic renewal for additional one-year periods (which, absent the agreement of the applicable Issuing Bank to the contrary, may not extend beyond the date that is the fifth business day prior to the Revolving Credit Facility maturity date unless arrangements (including cash collateralization of such Letters of Credit) reasonably satisfactory to the applicable Issuing Bank have been entered into).

Interest Rates and Fees:	As set forth on Annex I-A hereto.
Default Rate:
Automatically upon the occurrence of a bankruptcy or payment event of default, overdue principal, interest and other overdue amounts shall bear interest at the applicable interest rate plus 2.00% per annum (or, if such amounts are not subject to an interest rate, the interest rate applicable to Revolving Loans maintained as ABR Loans (as defined below) plus 2.00%) and shall be payable on demand.

DOC ID - 35765184.2

Voluntary Prepayments:
The Credit Facilities may be prepaid in whole or in part without premium or penalty (except for any applicable Prepayment Premium (as defined below)); provided Adjusted LIBOR loans will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Loan Facility or any Incremental Term Loan Facility will be applied as directed by the Borrower (or, in the absence of direction, in the direct order of maturity).

DOC ID - 35765184.2

Mandatory Prepayments:
The Borrowers shall make the following mandatory prepayments of the Term Loans (subject to basket amounts, thresholds, carveouts and exceptions, in each case, as set forth in the Credit Documents):
1.    Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds in excess of $10,000,000 of all non-ordinary course asset sales or other dispositions of property by Holdings, the Borrowers and their respective Restricted Subsidiaries (including insurance and condemnation proceeds and sale leaseback proceeds) subject to exceptions to be agreed and subject to the right to reinvest 100% of such proceeds, if such proceeds are reinvested in assets useful in the business (other than working capital assets except short term capital assets), including in permitted acquisitions or capital expenditures (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after such 12-month period; provided, that a portion of such proceeds required by the terms of other indebtedness with pari passu lien priority on the subject assets with the Initial Term Loans (“Other Pari Passu Debt”), may be applied on a pro rata basis to repay such Other Pari Passu Debt and shall be credited against the asset sale proceeds prepayment obligations in the Credit Documents on a dollar-for-dollar basis.
2.     Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by Holdings, the Borrowers or any of their respective Restricted Subsidiaries, other than indebtedness expressly permitted under the Credit Documents (other than in respect of Refinancing Facilities).
3.    Excess Cash Flow: Prepayments in an amount equal to 50% (with step-downs to 25% and 0% based on compliance with a Consolidated Total Net Leverage Ratio (as defined below) not exceed to 3.75:1.00 and 3.25:1.00, respectively) of “excess cash flow” for each fiscal year (beginning with the fiscal year ending December 31, 2021); provided, the amount of any excess cash flow prepayment may, at the Borrower Representative’s option, be reduced dollar-for-dollar by the amount of voluntary prepayments or repurchases of Loans under the Term Loan Facility, any Incremental Term Loan Facility secured on a pari passu basis, the Revolving Credit Facility (in the case of the Revolving Credit Facility, to the extent accompanied by a permanent corresponding reduction of the relevant commitment) and any Other Pari Passu Debt, in each case, paid from internally generated cash during such fiscal year (without duplication in any subsequent period) or at any time prior to the date on which such excess cash flow payment would otherwise be required to be made (but, in the case of any such prepayment made pursuant to the “Borrower” buy-back provisions, shall be limited to the actual amount of cash used to make such payment; provided further that, an excess cash flow prepayment shall be required in any fiscal year only if the amount required to be prepaid is greater than $5.0 million in such fiscal year (and only the amounts in excess thereof).
All mandatory prepayments above will be applied, subject to payment, if applicable, of the Prepayment Premium below, to prepay the Term Loans and any Incremental Term Loans on a pro rata basis (unless the lenders under any such Incremental Term Loan Facility have elected a lesser prepayment) and, in each case, in the direct order of maturity.
Any Lender may elect not to accept any mandatory prepayment made pursuant to paragraph (1), (2) (except in respect of Refinancing Indebtedness, in each case, the proceeds of which refinance all or any portion of the Credit Facilities outstanding under the Credit Documents) or (3) above (such declined payment, the “Declined Proceeds”). Such Declined Proceeds may be retained by the Borrower and will increase the Available Amount Basket (as defined below).
In addition, Revolving Loans and Swing Line Loans under the Revolving Credit Facility shall be prepaid and Letters of Credit shall be cash collateralized to the extent that such extensions of credit exceed the amount of the commitments under the Revolving Credit Facility.
Prepayments in respect of clauses 1 and 3 above to the extent attributable to any foreign Restricted Subsidiaries will be limited under the Credit Documents on a customary basis to the extent repatriation of cash in connection therewith would (a) be prohibited, delayed or restricted by applicable law, rule or regulation; provided that the Borrowers and their Restricted Subsidiaries shall use commercially reasonable efforts to permit such repatriation or to remove such prohibitions, as applicable, or (b) result in material adverse tax consequences (as reasonably determined by the Borrower Representative in consultation with the Administrative Agent).

DOC ID - 35765184.2

Prepayment Premium:
The Borrowers shall pay a “Prepayment Premium” in an amount equal to 1.00% of the principal amount of the Term Loans subject to a Repricing Event that occurs on or before the date that is six months after the Closing Date. The term “Repricing Event” shall mean (i) any prepayment of any Term Loans, in whole or in part, the primary purpose of which is to use the proceeds of, or any conversion of any Term Loans into, any new or replacement tranche of term loans with a Weighted Average Yield less than the Weighted Average Yield applicable to such Term Loans so repaid or replaced, or (ii) any amendment to the Term Loan Facility the primary purpose of which is to reduce the Weighted Average Yield applicable to any of the Term Loans (including in connection with the replacement or repayment of any Lender who does not consent to any such amendment) (in each case, in preceding clauses (i) and (ii), other than in connection with a Transformative Acquisition (as defined below), upon change of control or an initial public offering).
The term “Transformative Acquisition” shall mean any acquisition by the Borrowers or any Restricted Subsidiary that is either (a) not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, would not provide the Borrowers and the Restricted Subsidiaries with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

DOC ID - 35765184.2

Security:
The Credit Facilities, the Hedging Arrangements and the Cash Management Arrangements (the “Secured Obligations”) will be secured by (x) substantially all the assets of the Credit Parties, whether owned on the Closing Date or thereafter acquired and (y) a non-recourse pledge by PRTH of all of the equity interests of Holdings held by PRTH (collectively, the “Collateral”), including, without limitation, (a) a perfected first priority pledge of all of the equity interests of the Borrowers, (b) a perfected first priority pledge of all of the equity interests of all other domestic subsidiaries held by any Credit Party and (c) perfected first priority security interests (subject to permitted liens) in, and mortgages on, substantially all other tangible and intangible assets of the Credit Parties.
Notwithstanding anything herein to the contrary, the Collateral shall exclude (i) particular assets if, in each case, reasonably agreed by the Administrative Agent and the Borrower Representative in writing, that the cost of creating or perfecting such pledges or security interests in such assets exceed the practical benefits to be obtained by the Lenders therefrom, (ii) motor vehicles, airplanes and other assets subject to certificates of title, to the extent a lien therein cannot be perfected by the filing of a Uniform Commercial Code (“UCC”) financing statement, (iii) (A) any fee owned real property with a value of less than $2.0 million (with any required mortgages being permitted to be delivered within 90 days after the Closing Date (subject to extensions thereof agreed to by the Administrative Agent in its sole discretion)) and (B) leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (iv) any assets acquired after the Closing Date to the extent the creation or perfection of pledges thereof, or security interests therein, would result in material adverse tax consequences to Holdings (or any parent entity thereof), the Borrowers or their Restricted Subsidiaries, as reasonably determined by the Borrower Representative in consultation with the Collateral Agent, (v) property and assets to the extent that a pledge thereof or creation of security interest therein is restricted by applicable law, rule or regulation or which would require governmental consent, approval, license or authorization (in each case, only for so long as such restriction remains in effect or until such consent, approval or license is obtained, as applicable), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, (vi) equity interests in any non-wholly owned subsidiary or joint venture to the extent the granting of a security interest therein is not permitted by the terms of such person’s organizational or joint venture documents or would require the consent of one or more third parties (other than a Credit Party or a subsidiary thereof) that has not been obtained (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (vii) any lease, license, contract, property rights or agreement to which any Credit Party is a party or any of its right, title or interest thereunder, or any property subject to a purchase money security interest, capital lease security interest or similar arrangement to the extent that, and so long as, a grant of a security interest therein, (A) is prohibited by applicable law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or (B) would violate or invalidate or create a default under or otherwise require consent under, such lease, license, contract, property rights or agreement, or purchase money security interest, capital lease security interest or similar arrangement (other than any lease, license, contract, property rights or agreement or purchase money security interest, capital lease security interest or similar arrangement solely among the Credit Parties or a subsidiary thereof), or create a right of termination in favor of, or require the consent of, any other party thereto (other than a Credit Party or a subsidiary thereof) (in each case, after giving effect to the relevant provisions of the UCC or other applicable laws), (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited and restricted thereby, in each case, after giving effect to the relevant provisions of the UCC or other applicable laws, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (x) margin stock, (xi) equity interests of any Unrestricted Subsidiary, Immaterial Subsidiary (except in the case of a Guarantor and, in all other cases, except to the extent perfected by filing of a UCC-1 financing statement) and any subsidiary that is a captive insurance company, a not-for-profit entity, a Special Purpose Entity, (xii) letter of credit rights (other than those constituting supporting obligations of other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a UCC-1 financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC-1 financing statement)), (xiii) commercial tort claims with a value (as reasonably determined by the Borrower) of less than $2.0 million, and (xiv) other exceptions to be mutually agreed; provided that the exclusions do not include any proceeds, substitutions or replacement referred to in the foregoing clauses (i) through (xvi) (unless independently excluded from any such clause).
Notwithstanding anything to the contrary contained herein, the Credit Parties shall not be required to (i) enter into any control agreement with respect to any deposit account, securities account, commodities account or other bank account or (ii) take any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction).

DOC ID - 35765184.2

Documentation:
The Credit Documents shall contain the terms and conditions set forth in this Commitment Letter and such other terms as the Borrower and the Lead Arrangers shall agree (such other terms to be in a manner that is consistent with this Term Sheet); it being understood and agreed that the Credit Documents shall (a) contain only those conditions, representations, warranties, mandatory prepayments, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet (as modified by the Market Flex Provisions in the Fee Letter) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with financings of this type and consistent with the Documentation Principles, (b) be based on the Existing Credit Agreement and related documentation, giving due regard to  the financial model delivered to the Lead Arrangers on February 23, 2021 (the "Model"), the operational and strategic requirements of the Borrowers and their subsidiaries in light of their size, industry, practices, proposed business plan and the matters described in the Purchase Agreement, including as to materiality thresholds, qualifications, baskets and other limitations and exceptions commensurate with the size of the Borrowers and their subsidiaries, in each case, after giving effect to the Transactions; (c) contain customary QFC stay provisions, customary Delaware LLC division provisions, customary lender ERISA provisions, and LIBOR replacement provisions consistent with the ARRC “hardwired” approach; and (d) be negotiated in good faith by the Borrowers and the Lead Arrangers to finalize such Credit Documents, as promptly as practicable after the acceptance of the Commitment Letter (collectively, the “Documentation Principles”).

DOC ID - 35765184.2

Representations and Warranties:
The Credit Documents will contain only the following representations and warranties, to be applicable to Holdings, the Borrowers and their Restricted Subsidiaries (in each case subject to exceptions, thresholds, materiality and other qualifications as set forth in the Credit Documents) in accordance with the Documentation Principles: due organization and existence, power and authority and qualification; equity interests, capitalization and ownership of the Borrowers and their subsidiaries; due authorization, execution, delivery and enforceability; no conflicts with organizational documents or laws or material contractual obligations and no imposition of liens (other than liens permitted pursuant to the Credit Documents); governmental and other third party consents; accuracy of disclosure and financial statements and customary representations relating to projections to be consistent with the “10b-5” representation set forth in the Commitment Letter; no Material Adverse Effect (as defined below); litigation; taxes; title to properties; real estate; environmental matters; employment, ERISA and other pension matters; intellectual property, including with respect to Merchant Account databases; use of proceeds; solvency; compliance with laws; Federal Reserve margin regulations; the Investment Company Act; compliance with Sanctions (including those administered by OFAC), PATRIOT Act, Beneficial Ownership Regulation and other anti-terrorism laws, anti-bribery, anti-corruption (including the FCPA), sanctions and anti-money laundering laws and creation, validity, perfection and first priority perfected security interest in Collateral (subject to permitted liens).
“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Borrowers and their Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the applicable Credit Documents or (iii) the enforceability of the Credit Documents or the rights and remedies, taken as a whole, of the Administrative Agent or the Lenders under the Credit Documents.

DOC ID - 35765184.2

Covenants:
The credit agreement for the Credit Facilities will contain only the following financial, affirmative and negative covenants, to be applicable to Holdings (including the passive holding company covenant which such passive holding company covenant shall prohibit Holdings from directly owning the equity interests of any person other than any other Borrower or any Guarantor), the Borrowers and their Restricted Subsidiaries (with exceptions, thresholds, baskets, materiality and other qualifications as set forth in the Credit Documents in accordance with the Documentation Principles (it being understood and agreed that certain baskets, to be agreed, shall include a “grower” basket tied to a percentage of Adjusted EBITDA of the Borrowers and their Restricted Subsidiaries):
A. Financial Covenant:
With respect to the Term Loan Facility: None
With respect to the Revolving Credit Facility:
A maximum Consolidated Total Net Leverage Ratio (which shall be tested in respect of PRTH, Holdings, and Holdings' Restricted Subsidiaries, on a consolidated basis) (the “Financial Covenant”), which shall be set at levels reflecting a 35% non-cumulative cushion to the Adjusted EBITDA set forth in the Model, with two step downs at levels to be agreed.

The Financial Covenant shall be tested only in the event that on the last day of any fiscal quarter of PRTH (commencing with the first full fiscal quarter of PRTH ending after the Closing Date) the aggregate revolving credit exposure under the Revolving Credit Facility exceeds 35% of the aggregate commitments under the Revolving Credit Facility (excluding all cash collateralized letters of credit and other letters of credit in an aggregate undrawn amount to be agreed) (the “Testing Threshold”).

B. Affirmative Covenants: Limited to delivery of (i) annual audited consolidated financial statements within 90 days of the end of each fiscal year and (ii) quarterly unaudited consolidated financial statements for the first three fiscal quarters (excluding the fiscal quarter ending December 31 of each fiscal year) of each fiscal year within 45 days of the end of each such fiscal quarter (and, in the case of such annual and quarterly financial statements, together with customary management discussion and analysis narratives with respect to such audited or unaudited financial statements, and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not be subject to any “going concern” statement (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (A) an upcoming maturity date occurring within one year from the time such opinion is delivered or (B) anticipated financial covenant default)); annual budget reports in a form to be agreed within 60 days of the end of each fiscal year; compliance certificates; KYC information if requested and changes in “beneficial ownership”, and other information reasonably requested by the Administrative Agent; commercially reasonable efforts to maintain ratings (but not any specific rating); annual updated collateral information; notices of default, Material Adverse Effect and certain other material events (including, without limitation, amendments to the terms of material indebtedness); maintenance of existence and material licenses, permits, franchises, etc.; payment of taxes and similar obligations; maintenance of properties; maintenance of insurance (including flood insurance as required by applicable law and, if requested, information as to insurance being maintained); books and records; visitations and inspections; annual lender calls, provided such lender calls shall be separate from, but shall not be required to occur prior to, PRTH's annual public earnings calls; environmental matters; additional collateral and guarantors; further assurances on collateral and guaranty matters; material real estate assets; compliance with underwriting guidelines; approved bank card systems; commercially reasonable efforts to obtain Processor Consent Agreements; post-closing obligations (if applicable); Unrestricted Subsidiaries; and use of proceeds and; status as senior indebtedness
C. Negative Covenants: Limitations and restrictions limited to: (i) indebtedness and disqualified equity issuances; (ii) liens; (iii) voluntary or optional prepayments, repurchases, acquisitions or redemptions of, and amendments with respect to, subordinated or junior lien financings or unsecured financings (other than intercompany indebtedness and indebtedness that is not debt for borrowed money) (collectively, “Junior Debt”); (iv) restricted payments (dividends, distributions, and equity redemptions); (v) investments (including acquisitions); (vi) burdensome agreements and negative pledge clauses; (vii) fundamental changes; (viii) dispositions of assets (including sales and lease-backs and sales of capital stock of subsidiaries); (ix) transactions with affiliates (including payments under the TCP Director Agreement); (x) changes in nature of business; (xi) passive holding company covenant and permitted activities of Holdings (provided that, Holdings shall not be permitted to own the equity interests of any person other than the other Borrowers and Guarantors); (xii) amendments and waivers of organizational documents materially adverse to the Administrative Agent and Lenders; (xiii) changes to fiscal year or accounting policies; (xiv)) compliance with laws and regulations; the PATRIOT Act and other anti-terrorism laws, anti-bribery, anti-corruption laws (including the FCPA), and anti-money laundering and sanctions laws (including those administered by OFAC); and (xv) sale-leaseback transactions (subject to a cap to be agreed).
In the event that any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets within the same negative covenant, the Credit Documents shall permit such action or transaction (or portion thereof) to be divided and classified, and later (on one or more occasions) be redivided and/or reclassified under one or more of such exceptions, thresholds or baskets under such negative covenant (other than indebtedness under, and liens in respect of, the Credit Facilities and Refinancing Indebtedness), as the Borrower may elect from time to time, including reclassifying any utilization of fixed (subject to grower components) exceptions, thresholds or baskets (“fixed baskets”) as incurred under any available incurrence-based exception, threshold or basket (“incurrence-based baskets”).
In the event any fixed baskets are intended to be utilized together with any incurrence-based baskets in a single transaction or series of related transactions, the Credit Documents shall provide that (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of such indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be calculated.
The Credit Documents will include (without limitation) exceptions for:
(A)With respect to limitations on indebtedness:
a.additional senior, senior subordinated or subordinated debt of the Borrower (which may be guaranteed by the Guarantors); provided that upon giving effect thereto, the Consolidated Total Net Leverage Ratio does not exceed the 4.25:1.00 calculated on a pro forma basis, including the application of the proceeds thereof ((x) assuming all revolving commitments under any such debt were fully drawn and (y) without “netting” the cash proceeds of such debt) (this clause (i), the “Ratio Debt Basket”); provided that the utilization of the Ratio Debt Basket shall be subject to (A) no event of default exists or would result therefrom (subject to the Limited Condition Transaction provisions above), (B) to the extent guaranteed, such ratio debt shall not be guaranteed by any person other than a Guarantor, (y) to the extent such ratio debt is secured, (x) such ratio debt shall not be secured by any assets other than by Collateral (other than in the case of such ratio debt incurred by non-Credit Parties), such ratio debt shall be subject to an intercreditor agreement in customary form and reasonably acceptable to the Administrative Agent and (z) if such ratio debt is in the form of term loans (or notes that have the characteristics of a term loan) and secured on a pari passu basis with the Initial Term Loan Facility, the MFN Provisions shall apply, (C) other than Permitted Short-Term Debt, such ratio debt shall not have a final maturity or have scheduled amortization or payments of principal (other than customary offers to repurchase and prepayment events upon change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the maturity of (or, if such ratio debt is junior secured, unsecured or subordinated, on or prior to the 91st day after the maturity of) the Term Loans at the time such ratio debt is incurred, or have a shorter weighted average life to maturity than (or, if such ratio debt is junior secured, unsecured or subordinated, have a shorter average weighted life to maturity prior to the 91st day after the maturity of) the remaining weighted average life to maturity for the Term Loans at the time such ratio debt is incurred and (D) a sublimit on the amount of indebtedness that may be incurred under the Ratio Debt Basket by non-Credit Parties in an aggregate amount not to exceed the greater of (x) $22 million and (y) 35% of Adjusted EBITDA (this clause (D), the “Non-Credit Party Subsidiaries Ratio Debt Sublimit”); provided, that the terms of any ratio debt (other than with respect to pricing, margin and/or fees or as otherwise contemplated by any of clauses (A) through (C) above) shall not be materially more favorable (taken as a whole) to the lenders providing such ratio debt than such terms in the existing Credit Facilities, taken as a whole, as reasonably determined by the Borrower Representative in good faith (except (x) to the extent such terms are reasonably acceptable to the Administrative Agent or added in the existing Credit Facilities for the benefit of the benefit of the Lenders under the existing Credit Facilities pursuant to an amendment thereto (with no consent of the Lenders being required) or (y) for terms applicable only to periods after the latest final maturity date of the Credit Facilities existing at the time of the incurrence of such ratio debt);
b.a general indebtedness basket not to exceed the greater of $15 million and 25% of Adjusted EBITDA at any time outstanding (this clause (ii), the “General Debt Basket”);
c.purchase money indebtedness and capital leases in an aggregate outstanding principal amount not to exceed the greater of $10 million and 15% of Adjusted EBITDA at any time outstanding (this clause (iii), the “Purchase Money Debt Basket”);
d.indebtedness assumed in connection with (and indebtedness of one or more targets and existing at the time of the consummation of) Permitted Acquisitions or similar permitted investment (but not in anticipation or contemplation thereof) so long as no event of default then exists or would result therefrom (subject to the Limited Condition Transactions provisions above); provided that, upon giving pro forma effect thereto and any related specified transactions, the applicable leverage ratio to incur such type of debt (i.e., first lien secured, junior secured or unsecured) under the Ratio Debt Basket is satisfied (this clause (iv), the “Assumed Acquisition Debt Basket”); provided further that, any intercreditor agreement entered into with respect to such debt shall be in form and substance reasonably acceptable to the Administrative Agent;
e.indebtedness of subsidiaries that are not Credit Parties (including indebtedness of any foreign subsidiary and guarantees by any foreign subsidiary of Indebtedness of another foreign subsidiary), in an aggregate principal amount, when combined with any amounts incurred under the Non-Credit Party Subsidiaries Ratio Debt Sublimit, not to exceed the greater of $22 million and 35% of Adjusted EBITDA at any time outstanding (this clause (v), the “Non-Credit Party Subsidiaries Debt Basket”);
f.indebtedness not to exceed an amount equal to 100% of any cash common equity contribution to Holdings (and promptly contributed to the common equity of a Borrower) following the Closing Date (other than equity cure contributions and the proceeds of any such equity that is actually used pursuant to, or that increases, another basket under the Credit Documents or equity proceeds or contribution amounts that are actually used to fund a Permitted Acquisition or other permitted investment and not counted towards a basket that otherwise would have applied with respect to such Permitted Acquisition or other permitted investment and excluding, for the avoidance of doubt, the Equity Contribution) to the extent such cash equity contribution will not be counted for purposes of the Available Amount Basket and without any time limitation for the use of proceeds of such contribution; provided that, such indebtedness must be incurred within ninety (90) days of such cash contribution;
g.indebtedness of any Special Purpose Entity that is not recourse to any Credit Party other than customary standard securitization undertakings; and
h.unsecured indebtedness in connection with the repurchase of capital stock issued to current or former employees, executives or directors of a Borrower or any Restricted Subsidiary permitted by clause (F)(iii) so long as Cash payments in respect thereof are expressly prohibited from being made prior to the date which is at least ninety one (91) days after the Maturity Date.
(B)With respect to limitations on liens:
a.liens securing indebtedness incurred in reliance on the applicable provisions of (and subject to the limitations set forth in) the Ratio Debt Basket and the Assumed Acquisition Debt Basket (provided that, in the case of the Assumed Acquisition Debt Basket, (x) the relevant debt and liens were not incurred or created in anticipation or contemplation of the applicable acquisition and (y) the relevant liens are limited to the applicable assets so acquired and proceeds thereof);
b.liens on Collateral securing permitted “Refinancing Facilities”;
c.liens securing indebtedness incurred in reliance on the Non-Credit Party Subsidiaries Debt Basket (so long as such liens are limited to the assets of non-Credit Parties), the Purchase Money Debt Basket (limited to the assets financed thereby) and the General Debt Basket;
d.liens securing indebtedness incurred by any Borrower or any Restricted Subsidiary in connection with a virtual credit card program; provided that (x) such Liens do not secure Indebtedness in excess of $5,000,000 in the aggregate for all such Liens at any time and (y) such liens do not encumber assets of Holdings or any of its Restricted Subsidiaries, the fair market value of which exceeds the amount of Indebtedness and other obligations secured by such assets;
e.liens securing permitted indebtedness of a Special Purpose Entity that do not encumber any assets of any Credit Party; and
f.liens securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $10 million and 15% of Adjusted EBITDA, in each case, determined as of the date of such incurrence.
(C)With respect to limitations on voluntary or optional prepayments, repurchases, acquisitions or redemptions of Junior Debt (“Restricted Debt Payments”), exceptions for (i) a basket for Restricted Debt Payments in an unlimited amount subject to no event of default occurring and continuing (or resulting therefrom) and pro forma compliance with a Consolidated Total Net Leverage Ratio that is no greater than 3.75:1.00 and (ii) so long as no event of default then exists or would result therefrom, other Restricted Debt Payments in an aggregate amount not to exceed the greater of $10 million and 15% of Adjusted EBITDA.
(D)With respect to limitations on dispositions of assets, exceptions for (I) sales of inventory in the ordinary course of business, (II) sales of obsolete, worn-out or surplus property in the ordinary course of business, (III) subject to clause (1) in the section entitled “Mandatory Prepayments” above, sales of non-core assets acquired in any Permitted Acquisition, (IV) subject to the fundamental changes covenant, unlimited asset sales and other dispositions of property in arm’s length transactions and for fair market value (as reasonably determined by the Borrower Representative in good faith), provided that, in the case of clause (IV), no event of default exists or would result therefrom, and such sales are for at least 75% cash consideration (subject to customary exceptions to the cash consideration requirement, including threshold amounts and a basket for non-cash consideration that may be designated as cash consideration in an amount not to exceed the greater of $6.0 million and 10% of Adjusted EBITDA and such sales are subject to the mandatory prepayment/reinvestment requirements in the Credit Documents, (V) dispositions of assets of types to be mutually agreed to a Special Purpose Entity and (VI) non-exclusive (but not exclusive) licenses and sublicenses granted by a Credit Party or any Restricted Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Restricted Subsidiary of a Credit Party as lessor or sublessor) to third parties in the ordinary course of business not materially interfering with the business of the Credit Parties or any of their Restricted Subsidiaries, taken as a whole.
(E)With respect to limitations on investments:
a.acquisitions of all or substantially all of the assets of any person or any line of business or division thereof, or at least a majority of the equity interests of any person (including any investment which serves to increase any Credit Party’s direct or indirect equity ownership in any joint venture) (each, a “Permitted Acquisition”), so long as (A) no event of default exists at the time of signing the definitive agreement with respect to such Permitted Acquisition and no payment or bankruptcy event of default exists immediately before and after following the consummation thereof, (B) the nature of business covenant is satisfied, (C) the Credit Parties comply with the collateral and guarantee requirements in the Credit Documents (to the extent, if any, compliance therewith is required at the time of the consummation of such acquisition) and subject to delivery of diligence materials (if readily available), and in the case of acquisitions for consideration in excess of $50.0 million, a quality of earnings report, (D) the Borrower is in pro forma compliance with the Closing Date Total Net Leverage Ratio and (E) such acquisition is not hostile; provided that acquisitions of persons that do not become Guarantors or of assets that do not constitute Collateral shall not exceed an amount not to exceed the greater of $22 million and 35% of Adjusted EBITDA;
b.investments by the Borrowers or any of their Restricted Subsidiaries in a Borrower or any Restricted Subsidiary; provided that any such investments by Credit Parties in Restricted Subsidiaries that are not Guarantors shall, taken together with investments in joint ventures and Unrestricted Subsidiaries made in reliance on clause (iv) below and foreign Restricted Subsidiaries and foreign joint ventures made in reliance on clause (vi) below, not exceed an aggregate amount equal to the greater of $22 million and 35% of Adjusted EBITDA;
c.a general investments basket in an aggregate amount not to exceed the greater of $19 million and 30% of Adjusted EBITDA;
d.so long as no event of default then exists or would result therefrom, an investment basket for investments in joint ventures and Unrestricted Subsidiaries in an aggregate amount, taken together with investments in non-Credit Parties made in reliance on clause (ii) above and investments in foreign Restricted Subsidiaries and foreign joint ventures made in reliance on clause (vi) below, not to exceed the greater of $22 million and 35% of Adjusted EBITDA;
e.so long as no event of default then exists or would result therefrom, a basket for investments in an unlimited amount subject to pro forma compliance with a Consolidated Total Net Leverage Ratio that is no greater than 3.75:1.00;
f.investments in foreign Restricted Subsidiaries in an aggregate amount not to exceed, together with any permitted joint venture investments in permitted joint ventures that are not organized in the United States, in an amount, taken together with investments in non-Credit Parties made in reliance on clause (ii) above and joint ventures and Unrestricted Subsidiaries made in reliance on clause (iv) above, not to exceed the greater of $22 million and 35% of Adjusted EBITDA; provided, that the Borrowers and Restricted Subsidiaries may use proceeds of permitted stock issuances (to be defined in a manner to be mutually agreed) to make investments under this clause (vi) without regard to the foregoing limit;
g.loans and advances to officers, employees and directors of any Credit Party and its Restricted Subsidiaries made in the ordinary course of business for bona fide business purposes (including travel and relocation) (including any re-financings of such loans after the Closing Date) in an aggregate amount not to exceed $5,000,000;
h.loans, advances, and other extensions of credit to current and former officers, directors, employees, and consultants of the Credit Parties for the purpose of permitting such persons to purchase capital stock of Holdings in an aggregate amount not to exceed $5,000,000 at any time (provided that the amount of such loan, advance or extension of credit shall be contributed to the common equity of Holdings);;
i.direct and indirect loans and advances by any Credit Party to any third party reseller engaged in the business of providing services relating to the authorization, transaction capture, settlement, chargeback handling and transaction processing of credit card and/or debit card transactions related to the payment industry or otherwise (each such Person, a “Borrowing ISO”); provided, however, that (i) the aggregate principal amount of all such loans and advances at any time outstanding to all Borrowing ISOs shall not exceed the greater of $10,000,000 and 15% of Adjusted EBITDA, (ii) no event of default shall exist at the time of making any such loan or advance or shall be caused by the making of any such loan or advance, and (iii) each such loan and advance shall be made in accordance with applicable laws.
(F)With respect to limitations on dividends or distributions on, or redemptions or repurchases of, the capital stock of Holdings (or any parent entity thereof), the Borrower or any Restricted Subsidiary (“Restricted Payments”):
a.a basket for Restricted Payments in an unlimited amount subject to no event of default occurring and continuing (or resulting therefrom) and pro forma compliance with a Consolidated Total Net Leverage Ratio that is no greater than 3.50:1.00;
b.so long as no event of default then exists or would result therefrom, Restricted Payments from a substantially concurrent receipt of proceeds of any qualified equity offerings and other qualified equity contributions received by Holdings (and contributed to the Borrower in the form of common equity) after the Closing Date (other than the Equity Contribution) that (a) are not used as part of a Cure Amount and do not increase the Available Amount Basket, (b) are not used or otherwise applied under a basket that builds by the amount of equity contributions and (c) are not proceeds of sales of equity interests and equity proceeds or contribution amounts that are actually used to fund a Permitted Acquisition or permitted investment;
c.Restricted Payments to Holdings or any other parent company to repurchase, redeem, retire or otherwise acquire capital stock of Holdings or any of its parent companies, in each case, held by future, present or former employees, officers, directors, members of management, managers or consultants (or any immediate family member of the foregoing) of Holdings or any of its subsidiaries in an aggregate annual amount not to exceed the greater of $10 million and 15% of Adjusted EBITDA, with unused amounts permitted to be carried forward to next succeeding fiscal year, subject to a maximum in any fiscal year not to exceed an amount to be agreed;
d.to the extent constituting a Restricted Payment or transactions with Affiliates, management fees payable pursuant to the TCP Director Agreement;
e.so long as no event of default then exists or would result therefrom a general Restricted Payment basket equal to an aggregate amount not to exceed the greater of $10 million and 15% of Adjusted EBITDA;
f.debt payments in respect of any “earn outs” or other indebtedness incurred by any Borrower and/or any Restricted Subsidiary consisting of the deferred purchase price of property acquired in any Permitted Acquisition; and
g.So long as no event of default then exists or would result therefrom, dividends or distributions to permit PRTH to make any cash dividends permitted under the Preferred Stock Facility in an amount not to exceed the sum of “Adjusted LIBOR” (or benchmark of corresponding import applicable to the Preferred Stock Facility) + 5.00% per annum multiplied by the outstanding amount under the Preferred Stock Facility per annum.
In addition, the Credit Documents will include an Available Amount Basket (as defined below) that, in the absence of an event of default, may be used for (i) permitted investments (ii) Restricted Payments (subject to pro forma compliance with a (1) Consolidated Total Net Leverage Ratio of not more than 3.75:1.00), and (iii) Restricted Debt Payments (subject to pro forma compliance with a (1) Consolidated Total Net Leverage Ratio of not more than 3.75:1.00); provided that it is understood and agreed that the foregoing restrictions (other than no event of default) on the use of the Available Amount Basket shall only apply to the portion thereof referred to in clauses (i) and (ii) of the definition thereof below.
As used herein:
“Available Amount Basket” shall mean, as of any date of determination, a cumulative amount equal to the sum of (without duplication) (i) the greater of (A) $15 million and (B) 20% of Adjusted EBITDA plus (ii) an amount not less than zero equal to the percentage of excess cash flow described above under “Mandatory Prepayments – Excess Cash Flow” not required to be applied as an excess cash flow prepayment of the Loans for the applicable year (commencing with the fiscal year ending December 31, 2021), plus (iii) any qualified capital contributions to Holdings in cash (which have been contributed to the capital of a Borrower in the form of common equity) after the Closing Date (other than a Cure Amount and amounts otherwise applied for another purpose and excluding the Equity Contribution), plus (iv) returns on investments made using the Available Amount Basket actually received in cash by a Borrower or a Restricted Subsidiary (other than tax distributions received from an Unrestricted Subsidiary) (up to the amount of the original investment made), plus (v) any Declined Proceeds, plus (vi) the amount of any investment made by the Borrowers and/or any of their Restricted Subsidiaries in reliance on the Available Amount Basket (up to the amount of the original investment) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into a Borrower or any of their Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary (as reasonably determined by the Borrower Representative) that have been transferred to a Borrower or any of their Restricted Subsidiaries or the amount of cash dividends made by an Unrestricted Subsidiary to a Borrower or any of their Restricted Subsidiaries (to the extent not included in Consolidated Net Income) or the net cash proceeds from the disposition of any Unrestricted Subsidiary received by a Borrower or any of their Restricted Subsidiaries (to the extent not included in Consolidated Net Income), plus (vii) the net cash proceeds initially received by a Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity of Holdings (or any parent thereof).
“Consolidated Total Debt” will be defined as consolidated debt for borrowed money, purchase money indebtedness, capital leases, debt evidenced by bonds, notes, debentures, indentures, credit agreements and similar instruments, unreimbursed amounts owing in respect of letter of credit and similar facilities, and any guarantees of the foregoing items of Holdings, the Borrowers and their Restricted Subsidiaries
“Unrestricted Cash” will be defined as the unrestricted cash and cash equivalents of the Holdings, the Borrowers their Restricted Subsidiaries.
“Consolidated Total Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt net of Unrestricted Cash to (ii) trailing four fiscal quarter Adjusted EBITDA.
“Adjusted EBITDA” will be defined substantially similar to the definition in Exhibit E.
“Closing Date Total Net Leverage Ratio” means the Consolidated Total Net Leverage Ratio determined as of the Closing Date.

DOC ID - 35765184.2

Equity Cure Right:
For purposes of determining compliance with the Financial Covenant, any cash equity contribution (that is not “disqualified equity”) made to Holdings (and substantially concurrently contributed to a Borrower) after the last day of any fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered in respect of that fiscal quarter (the “Cure Date”) will, at the request of the Borrower Representative, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Cure Amount”); provided (a) the Borrower Representative shall be permitted to request that a Cure Amount be included in the calculation of Adjusted EBITDA with respect to any fiscal quarter (i) no more than twice during any consecutive four fiscal quarter period, and (ii) no more than five times in the aggregate during the term of the Credit Facilities, (b) each Cure Amount will be no greater than the amount required to cause Holdings to be in compliance with the Financial Covenant, (c) all Cure Amounts and the use of proceeds thereof will be disregarded for all other purposes under the Credit Documents (including determining pricing or the availability or amount of any covenant basket, carve-out or compliance on a pro forma basis with the Financial Covenant or any other ratio), and (d) there shall be no pro forma or other reduction of indebtedness (including by way of cash netting) using the proceeds of any Cure Amount in determining the Financial Covenant (or any other leverage ratio) for the applicable fiscal quarter in which the cure was made. Notwithstanding the foregoing, and for the avoidance of doubt, upon the receipt of a Cure Amount as provided above, any default or event of default with respect to the Financial Covenant shall be deemed to have been cured and no longer continuing.
The Credit Documents will contain a standstill provision prohibiting the exercise of remedies related to any breach of the Financial Covenant during the period in which any Cure Amount may be contributed after delivery of written notice to the Administrative Agent of the Borrower’s intention to cure the Financial Covenant with the proceeds of a Cure Amount; provided that such standstill shall apply solely in respect of the breach of the Financial Covenant giving rise thereto, and to the extent the applicable Cure Amount has not been made prior to the applicable Cure Date, such standstill shall end when such Cure Amount may no longer be timely made in respect of such fiscal quarter. No Revolving Lender, Swingline Lender or Issuing Bank, as applicable, shall be required to fund any Revolving Loans or Swingline Loans or issue (or increase) any Letters of Credit, as applicable, during such standstill period.

DOC ID - 35765184.2

Events of Default:	Limited to the following (applicable to Holdings, the Borrowers and their Restricted Subsidiaries): nonpayment of principal when due; nonpayment of interest, fees, premium and other amounts after five (5) business days; inaccuracy of a representation or warranty in any material respect (or in all respects if such representation or warranty is qualified by materiality) when made or deemed made; violation of a covenant (subject, in the case of (A) affirmative covenants (other than notices of default, use of proceeds and the covenant to maintain the organizational existence of Holdings and the Borrowers), to a grace period of thirty (30) days following the earlier of (x) written notice from the Administrative Agent and (y) a responsible officer of a Borrower obtaining actual knowledge thereof and (B) Financial Covenant, shall not constitute an event of default with respect to the Term Loan Facility unless the loans under the Revolving Credit Facility have been accelerated); cross default and cross-acceleration to other material indebtedness in an amount in excess of the greater of $10,000,000 and 15% of Adjusted EBITDA (after all applicable grace and notice periods, and provided that such event or condition with respect to such other material indebtedness is not remedied and is not waived by the holders of such material indebtedness prior to any termination of commitments or acceleration of loans); bankruptcy events with respect to Holdings, the Borrower or a material Restricted Subsidiary; ERISA events subject to Material Adverse Effect; unpaid, uninsured, final judgments in an amount in excess of the greater of $10,000,000 and 15% of Adjusted EBITDA that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; invalidity of any material guarantee, lien on a material portion of the Collateral (with an exception for the Collateral Agent’s failure to file a UCC continuation statement) or any Credit Documents (including any intercreditor or subordination agreement); and a change of control.

DOC ID - 35765184.2

Conditions Precedent to Borrowings and Issuances on the Closing Date:
The availability of the initial borrowing and other extensions of credit under the Credit Facilities on the Closing Date will be subject to (i) the execution and delivery of definitive documentation for the Credit Facilities, including closing certificates (including a solvency certificate substantially in the form of Exhibit D hereto attesting to the solvency on the Closing Date of the Borrowers and their respective subsidiaries on a consolidated basis, after giving effect to the Closing Date Transactions), customary borrowing notices, customary good standing certificates, customary corporate resolutions, customary secretary’s certificates (attaching such resolutions, charter documents and incumbency certifications), customary legal opinions with respect to the Credit Facilities and, customary collateral documentation (including a non-recourse pledge by PRTH over all of the equity interests of Holdings held by PRTH) and other documentation customary for transactions of this type (the “Credit Facilities Documentation”), in each case, consistent with the Commitment Letter and the Fee Letter (and otherwise in form and substance reasonably satisfactory to the Commitment Parties to the extent not specified herein or therein) and (ii) the conditions precedent set forth under the heading “Conditions to all Borrowings and Issuances” below and in the Summary of Additional Conditions.

Conditions to all Borrowings and Issuances:	The making of each extension of credit under the Credit Facilities (other than the DDTL Term Loan Facility which shall be subject to the conditions set forth under the heading “Conditions to DDTL Funding Date” below) shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject to no double materiality standard) and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit, subject to, in the case of clauses (b) and (c), customary “Sungard” limitations or as set forth above under the heading “Incremental Facilities” to the extent such extension of credit are the proceeds of an Incremental Facility and are being used to finance a Limited Condition Transaction.

DOC ID - 35765184.2

Conditions to DDTL Funding Date:
The making of the DDTL Term Loans on the DDTL Funding Date shall be conditioned on:
(a) The Acquisition shall have been consummated, or substantially simultaneously with the borrowings under the DDTL Term Loan Facility and the issuance of the Acquisition Preferred Stock, shall be consummated, in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers by you thereto that are materially adverse to the Lenders without the prior consent of the Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned, (it being understood that (i) any reduction in the purchase price of, or consideration for, the Acquisition under the Merger Agreement shall not be deemed materially adverse to the interests of the Lenders so long as any reduction reduces the DDTL Term Loan Facility and the Acquisition Preferred Stock ratably (the “DDTL Transactions”), (ii) any increase in the cash purchase price of, or consideration for, the Acquisition under the Merger Agreement shall not be deemed materially adverse to the interests of the Lenders so long as any such increase is funded solely by an increase in the Equity Contribution and (iii) any amendment to the definition of “Company Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the interests of the Lenders.
(b) The Equity Contribution shall have occurred as a result of the Merger substantially simultaneously with the DDTL Funding Date in accordance with the Merger Agreement as in effect on the date hereof.
(c) No event or events shall have occurred since the date of the Merger Agreement which individually or in the aggregate constitute a Company Material Adverse Effect (as defined in the Merger Agreement).
(d) The Administrative Agent shall have received (a)(i) the audited consolidated financial statements of the Group Companies (as defined in the Merger Agreement) for the fiscal years ended December 31, 2018, and December 31, 2019, together with the reports thereon by the Target’s accountants (in each case, including a consolidated balance sheet and consolidated statements of income, cash flows and stockholders’ equity) and (ii) the audited consolidated financial statements of the Group Companies for each fiscal year thereafter (in each case, including a consolidated balance sheet and consolidated statements of income, cash flows and stockholders’ equity) to the extent and in the form required to be delivered to PRTH prior to the DDTL Funding Date pursuant to Section 5.3(b) of the Merger Agreement and (b)(i) the unaudited consolidated financial statements of the Group Companies for the nine (9) month period ended September 30, 2020 (including a consolidated balance sheet and a consolidated statement of income only) and (ii) the unaudited consolidated financial statements of the Group Companies for each quarterly period thereafter (including a consolidated balance sheet and a consolidated statement of income only) to the extent and in the form required to be delivered to PRTH prior to the DDTL Funding Date pursuant to Section 5.3(b) of the Merger Agreement (the information required by this clause d, the “Required Information”).
(e) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of PRTH as of and for the four-quarter period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are required to be delivered pursuant to clause (d)((b)(ii) above, prepared after giving effect to the DDTL Funding Date Transactions as if the DDTL Funding Date Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).
(f) The Administrative Agent shall have received closing certificates (including a solvency certificate substantially in the form of Exhibit D hereto attesting to the solvency on the Closing Date of Holdings and its subsidiaries on a consolidated basis, after giving effect to the DDTL Transactions), a customary borrowing notice, customary good standing certificates, customary corporate resolutions, customary secretary’s certificates (attaching such resolutions, charter documents and incumbency certifications), customary legal opinions, customary collateral documentation, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
(g) The Specified Representations (as defined below) shall be true and correct in all material respects (or, in the case of Specified Representations qualified by materiality, in all respects) and the Specified Purchase Agreement Representations (as defined below) shall be true and correct to the extent required by the terms of the definition thereof. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documents relating to organizational existence of the Borrowers and the Guarantors, as applicable; power and authority, due authorization, execution and delivery and enforceability, in each case, related to, the entering into and performance of the Credit Documents; no conflicts with or violations of organizational documents related to the entering into and performance of the Credit Documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrowers and their respective subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate attached here as Exhibit D); Federal Reserve margin regulations; PATRIOT Act; use of proceeds not in violation of Sanctions (including those administered by OFAC) and anti-corruption laws (including FCPA); the Investment Company Act; and, subject to permitted liens and the provisions of clause (o) of this paragraph, creation, validity and perfection of security interests in the Collateral. For purposes hereof, “Specified Merger Agreement Representations” means such of the representations made by or with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders (in their capacity as such), but only to the extent that the Borrower Representative (or its affiliates) would, in the event of a breach or inaccuracy of any such representation or warranty, have the right (taking into account any applicable cure provisions) to terminate its or their obligations under the Merger Agreement to consummate the Acquisition (or otherwise decline to consummate the Acquisition) as a result of a breach of such representations in the Merger Agreement.
(h) There shall be no payment or bankruptcy defaults or events of default at the time of, and after giving effect to the making of, such DDTL Term Loans and the Transactions occurring on the DDTL Funding Date (collectively, the “DDTL Transactions”).
(i) After giving effect to the DDTL Transactions, on a pro forma basis (excluding cash proceeds of any borrowings of such DDTL Term Loans), the Consolidated Total Net Leverage Ratio does not exceed 4.25:1.00.
(j) All fees required to be paid on the DDTL Funding Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the DDTL Funding Date pursuant to the Commitment Letter shall, upon the borrowing of the DDTL Term Loans, and, in the case of expenses, to the extent invoiced at least two (2) business days prior to the DDTL Funding Date, have been paid (which amounts may, at the option of Borrower Representative, be offset against the proceeds of the DDTL Term Loans).
(k) The Borrowers shall have paid all accrued and unpaid interest on all then outstanding Initial Term Loans.
(l) The Administrative Agent and the Lead Arrangers shall have received at least 3 business days prior to the DDTL Funding Date all documentation and other information theretofore concerning the Target as has been reasonably requested in writing at least 10 calendar days prior to the DDTL Funding Date by the Administrative Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
(m) Delivery of an officer’s certificate by a responsible officer of the Borrower certifying to the satisfaction of clauses (b), (c) and (d).
(n) Substantially concurrently with the making of the DDTL Term Loans on the DDTL Funding Date, the proceeds of the Acquisition Preferred Stock shall have been funded. The Target Refinancing shall have been consummated, or substantially simultaneously with the borrowing under the DDTL Term Loan Facility, shall be consummated, and the Target and its subsidiaries shall, have no outstanding material indebtedness other than indebtedness advanced under the Credit Facilities, indebtedness permitted to remain outstanding permitted to the terms of the Merger Agreement, indebtedness permitted under the Credit Facilities and other indebtedness acceptable to the Administrative Agent in its reasonable discretion.
(o) The Administrative Agent shall have received customary lien and judgment searches with respect to the Target.
(p) With respect to the Credit Facilities, all documents and instruments necessary to establish the Collateral Agent as having a perfected first priority security interests (subject to Liens permitted under the Credit Documents) in the Collateral of the Target under the Credit Facilities shall have been executed or shall be executed substantially concurrently therewith and delivered provided that, notwithstanding anything to the contrary herein or otherwise, to the extent any security interest in any Collateral is not or cannot be perfected on the DDTL Funding Date (other than (i) the pledge and perfection of the security interest in the equity interests of the Target and each of its wholly-owned domestic material restricted subsidiaries with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate representing such interests (together with stock powers or similar instruments of transfer endorsed in blank), provided however such physical stock or equivalent certificate with respect to Subsidiaries of the Target may not be received by the Collateral Agent until five (5) Business Days after the DDTL Funding Date and (ii) the pledge and perfection of a security interest in respect of assets pursuant to which a lien may be perfected by the filing of Uniform Commercial Code (“UCC”) financing statements under the UCC (including, delivery of UCC financing statements in form suitable for filing) or customary filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable, after the Borrower Representative’s use of commercially reasonable efforts to do so without undue burden or expense), then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the DDTL Term Loans on the DDTL Funding Date, but instead shall be required to be delivered after the DDTL Funding Date in accordance with the requirements set forth in the covenant “additional collateral and guarantors” under the heading “Affirmative Covenants” above.

DOC ID - 35765184.2

Assignments and Participations:
After the Closing Date, the Lenders will be permitted to assign (a) loans and/or commitments under the Term Loan Facility with the consent of the Borrower Representative and the Administrative Agent (in each case not to be unreasonably withheld, conditioned or delayed), and (b) loans and commitments under the Revolving Credit Facility with the consent of the Borrower Representative, the Issuing Banks, the Swing Line Lender and the Administrative Agent (in each case not to be unreasonably withheld, conditioned or delayed); provided that the consent of the Borrower Representative shall be deemed to have been given if the Borrower Representative has not responded within 10 business days of a request for such consent; and provided, further, that (A) no assignment may be made to (x) a Disqualified Lender (to the extent the list of Disqualified Lenders has been made available to any Lender that requests a copy thereof or a potential assignee), (y) except as set forth below, Holdings, the Borrowers or any affiliates of the entities described in this clause (y) or (z) natural persons; (B) no consent of the Borrower Representative shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default, (ii) with respect to any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund or (iii) with respect to the Revolving Credit Facility, if such assignment is an assignment to another Revolving Lender or an affiliate thereof and (C) no consent of the Administrative Agent shall be required with respect to assignment of any Loans or Commitments if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund.
Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 in the case of the Term Loan Facility and $2,500,000 in the case of the Revolving Credit Facility (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Credit Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent).
The Lenders will be permitted to sell participations in loans and commitments (other than to the Holdings, the Borrowers or any affiliates of the foregoing, any natural person or Disqualified Lenders (to the extent the list of Disqualified Lenders has been made available to any Lender that requests a copy thereof)) without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters set forth under “Amendments and Waivers” below with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.
The Credit Documents shall provide that Term Loans may be purchased by and assigned to PRTH, Holdings, the Borrowers and/or any Restricted Subsidiary of the Borrowers on a non-pro rata basis through Dutch auctions open to all Lenders holding Term Loans on a pro rata basis in accordance with customary procedures to be agreed and/or open market purchases; provided, that:
(a)    PRTH, Holdings, the Borrowers and/or any Restricted Subsidiary, as applicable, shall not be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of MNPI with respect to Holdings, the Borrower and/or any subsidiary thereof and/or any of their respective securities;
(b)    in the case of any Dutch auction and/or open market purchase conducted by PRTH, Holdings, the Borrowers or any of their Restricted Subsidiaries, (i) the Revolving Credit Facility shall not be utilized to fund the assignment and (ii) no event of default has occurred and is continuing at the time of acceptance of bids for such Dutch auction or the entry into a binding agreement for such open market purchase; and
(c)    any Term Loans acquired by PRTH, Holdings, the Borrowers or any of its Restricted Subsidiaries shall be immediately cancelled.
Notwithstanding anything herein or the Credit Documents to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lender (including whether any Lender or participant is a Disqualified Lender) or have any liability with respect to or arising out of any assignment or participation of loans to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.
The Credit Documents shall contain provisions with respect to assignments to Disqualified Lenders in form and substance consistent with the LSTA recommended formulation.

DOC ID - 35765184.2

Amendments and Waivers:
Amendments and waivers of the Credit Documents will require the approval of Lenders (the “Required Lenders”) holding more than 50% of the aggregate amount of the loans and commitments under the Credit Facilities, except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to only the following: (A) increases in or extensions of, the commitment of such Lender, (B) reductions of principal, interest, fees or other amounts, (C) extensions of scheduled amortization payments, final maturity or the date of payment of interest, fees or other amounts, (D) changes in pro rata payment and sharing provisions or the “payment waterfall” and (E) changes to the voting provisions, (ii) the consent of 100% of the Lenders will be required with respect to only the following: (A)  reductions to any of the voting percentages and (B) releases of all or substantially all of the value of the Guaranty or releases of all or substantially all of the value of the Collateral, (iii) customary protections for the Administrative Agent and the Issuing Banks will be provided, (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders, (v) only Lenders holding a majority of the loans and commitments under the DDTL Term Loan Facility shall have the ability to amend or waive any conditions precedent to the extension of credit under the DDTL Term Loan Facility, (vi) only Lenders holding a majority of the loans and commitments under the Revolving Credit Facility shall have the ability to amend or waive any conditions precedent to the extension of credit under the Revolving Credit Facility, (vii) the consent of each Lender that is directly and adversely affected will be required for any subordination of the liens on the Collateral under the security documents, (viii) the consent of each Lender that is directly and adversely affected will be required for any subordination of the payment priority of the obligations under the Credit Facilities to the obligations in respect of any other indebtedness and (ix) amendments, consents and waivers of the Financial Covenant (and financial definitions solely to the extent used therein) shall require the consent of holders of a majority of the exposure and unused commitments under the Revolving Credit Facility in lieu of the Required Lenders.

DOC ID - 35765184.2

Cost, Yield Protection and Breakage Costs:	The Credit Documents will include customary tax gross-up, cost and yield protection provisions. Protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or adoption of Basel III shall be included regardless of the date enacted, adopted or issued. The obligation of the Borrower and the Guarantors to gross-up for and/or to indemnify Lenders for taxes imposed on payments will be subject to the customary mitigation requirements and other exceptions, including customary requirements to provide applicable tax related documentation.
Non-Consenting and Defaulting Lenders:	The Credit Documents shall contain customary provisions for prepaying and terminating the commitment of, or replacing defaulting Lenders, Lenders seeking tax gross ups or cost and yield protection payments or payment of increased costs and non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders, or of all relevant Lenders directly affected thereby so long as Lenders under the relevant Credit Facilities (or tranches, as applicable) holding more than 50% of the aggregate amount of the loans and commitments under the relevant Credit Facilities (or tranches, as applicable) shall have consented thereto.

DOC ID - 35765184.2

Indemnity and Expenses:
The Borrowers shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out- of-pocket expenses of (i) the Administrative Agent and the Commitment Parties associated with syndication of the Credit Facilities and the preparation, execution and delivery of the Credit Documents and (ii) the Administrative Agent associated with the administration of the Credit Documents and any amendment, consent or waiver with respect thereto (but in the case of this clause (a) limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Commitment Parties, taken as a whole, and one local counsel in each applicable jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Issuing Banks and the Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Bank and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly affected parties, taken as a whole) and, if reasonably necessary, one local counsel in each relevant jurisdiction) in connection with the enforcement of the Credit Documents or protection of rights thereunder.
The Borrowers will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the directors, officers, employees, counsel, agents, advisors and other representatives of the foregoing, and hold them harmless from and against any and all losses, liabilities, damages, claims and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly affected parties, taken as a whole), of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to the financing contemplated hereby or the use or the proposed use of proceeds thereof, the transactions in connection therewith, or any claim or any litigation, investigation or other proceeding (a “Proceeding”) relating to any of the foregoing (regardless of whether such indemnified person is a party thereto and whether or not such Proceedings are brought by a Borrower, its equity holders, its affiliates, creditors or any other third person); provided that no indemnified person will be indemnified for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the Credit Documents by any such indemnified person or any of its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes solely between and among indemnified persons or any of its Related Indemnified Persons to the extent such disputes do not arise from any act or omission of the Borrowers or any of their restricted subsidiaries or affiliates (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Credit Facilities).

DOC ID - 35765184.2

Governing Law, Jurisdiction, Waiver of Jury Trial and Judgment Currency:
New York law shall govern the Credit Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection provided that, solely with respect to the funding of the satisfaction of the conditions for the DDTL Funding Date, (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) and whether there shall have occurred a “Company Material Adverse Effect”, (b) whether the Acquisition Agreement Representations are accurate and whether as a result of a breach or inaccuracy thereof you (or your affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement, or decline to consummate the transactions contemplated by the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement (collectively, the “Acquisition Related Matters”), in each case, shall be governed by, and construed in accordance with, the Laws (as defined in the Merger Agreement) of the State of Delaware as applied to the Merger Agreement, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws (as defined in the Acquisition Agreement) of another jurisdiction (the “Acquisition Agreement Governing Law”).. The Credit Documents will provide that the parties to the Credit Documents will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York in the Borough of Manhattan and appellate courts therefrom and shall waive any right to trial by jury.

Counsel to the Lead Arrangers and Administrative Agent:	White & Case LLP.

DOC ID - 35765184.2

        ANNEX I-A to
        EXHIBIT B

Interest Rates:	The interest rates under the Credit Facilities will be as follows:

At the option of the Borrower, loans will bear interest at ABR or Adjusted LIBOR, as described below, (x) initially at the applicable margin set at Level I below and (y) following the delivery of the first financial statements and related certificate for the first full fiscal quarter after the Closing Date, the relevant applicable margin set at the respective level indicated below based upon the Total Net Leverage Ratio set forth opposite thereto (the “Applicable Margin”):

LevelTotal Net Leverage RatioABR Applicable MarginAdjusted LIBOR Applicable MarginIGreater than or equal to 3.75 to 1:003.75%4.75%IILess than 3.75 to 1:00 and equal to or greater than 3.25 to 1:003.50%4.50%IIILess than 3.25 to 1:003.25%4.25%
The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a period shorter than one month) for Adjusted LIBOR borrowings.
Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans where the applicable rate is determined pursuant to clause (i) of the definition of ABR).
Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.
“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest established by the Administrative Agent, from time to time, as its “prime rate”, (ii) the Federal Funds Rate plus 1/2 of 1.00% per annum, (iii) the one-month Adjusted LIBOR (after taking into account the Adjusted LIBOR floor referenced below) rate plus 1.00% per annum and (iv) 0.00% per annum.

“Adjusted LIBOR” is the London interbank offered rate for dollars, adjusted for statutory reserve requirements; provided that Adjusted LIBOR shall not be less than 0.00% per annum (with LIBOR replacement provisions consistent with the ARRC “hardwired” approach).

Annex I-A to Exhibit B- 1

DOC ID - 35765184.2

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Credit Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders under the Revolving Credit Facility pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment, with exceptions for defaulting Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Annex I-A to Exhibit B- 2

DOC ID - 35765184.2

Commitment Fees:
The Borrowers shall pay a commitment fee of 0.50% per annum on the daily unused portion of the Revolving Credit Facility, payable quarterly in arrears commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment, with exceptions for defaulting Lenders. For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.

DDTL Ticking Fee:
The Borrowers shall pay a ticking fee (the “DDTL Ticking Fee”) to each Lender with respect to its commitment under the DDTL Term Loan Facility, commencing on the date (such date, the “Ticking Fee Commencement Date”) that is 61 days after the Closing Date, calculated at rate per annum (calculated on the basis of the actual number of days elapsed in a year of 360 days), equal to (a) 25% of the Applicable Margin for DDTL Term Loans maintained as Adjusted LIBOR loans for the period commencing on the Ticking Fee Commencement Date to but excluding the earliest of (x) the 90th day after the Closing Date, (y) the DDTL Funding Date and (z) the date on which the commitments in respect of the DDTL Term Loan Facility are terminated, (b) 50% of the Applicable Margin for DDTL Term Loans maintained as Adjusted LIBOR loans for the period commencing on the date that is 91 days after the Closing Date to but excluding the earliest of (x) the 120th day after the Closing Date, (y) the DDTL Funding Date and (z) the date on which the commitments in respect of the DDTL Term Loan Facility are terminated and (c) 100% of the Applicable Margin for DDTL Term Loans maintained as Adjusted LIBOR rate loans for the period commencing on the date that is 121 days after the Ticking Fee Commencement Date to but excluding the earlier of (x) the DDTL Funding Date and (y) the date on which the commitments in respect of the DDTL Term Loan Facility are terminated, in each case, on the aggregate principal amount of the commitments held by it under the Commitment Letter in respect of the DDTL Term Loan Facility as in effect on the date hereof. The DDTL Ticking Fee will be payable quarterly in arrears and on the date of the termination of the DDTL Term Loan Facility (after giving effect to the funding of any DDTL Term Loans on such date).

Annex I-A to Exhibit B- 3

DOC ID - 35765184.2

EXHIBIT C

Project Warrior
Summary of Additional Conditions2
The initial borrowings under the Credit Facilities on the Closing Date shall be subject to the satisfaction (or waiver by the applicable Initial Lenders) of the following conditions:
1.The Closing Date Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the initial borrowing under the Credit Facilities.
2.The funding of the Closing Date Preferred Stock shall have been consummated, or shall have been consummated substantially simultaneously with the initial borrowing under the Credit Facilities, in at least the amount set forth in Exhibit A and on terms no less favorable to PRTH than the terms and conditions set forth in that that certain Preferred Stock Commitment Letter (including the exhibits, schedules and annexes thereto), dated as of March 5, 2021, among PRTH and Ares Capital Management LLC and Ares Alternative Credit Management LLC, as managers of certain funds and accounts, as in effect on the date hereof.
3.The Administrative Agent, the Lead Arrangers shall have received at least 3 business days prior to the Closing Date (x) all documentation and other information theretofore concerning Holdings, the Borrowers and the other Guarantors as has been reasonably requested in writing at least 10 calendar days prior to the Closing Date by the Administrative Agent, or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (y) a customary “beneficial ownership” certification in relation to the Borrowers.
4.The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of PRTH, Holdings, the Borrowers and their Restricted Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed twelve-fiscal month period ended at least 45 days prior to the Closing Date, prepared after giving effect to Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

5.The Lead Arrangers shall have received (a) the audited consolidated balance sheets of Holdings, the Borrowers and their Restricted Subsidiaries for the most recently completed fiscal year for which audited balance sheets are available, and the related audited consolidated statements of income and comprehensive income, changes in owner’s equity and cash flows of PRTH, Holdings, the Borrowers and their Restricted Subsidiaries for the most recently completed fiscal year for which such audited consolidated statements and other information are available, (provided that the Lead Arranges acknowledge that they have received the financial statements described in this clause (a) for the fiscal year ended December 31, 2019 and (b) the unaudited consolidated balance sheets of Holdings, the Borrowers and their Restricted Subsidiaries for each quarterly period thereafter ended at least 45 days
2     Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1

DOC ID - 35765184.2

prior to the Closing Date and the related unaudited consolidated statements of income and cash flows for such period).

6.All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter shall, upon the initial issuance and sale of notes and borrowings, as applicable, under the Credit Facilities and, in the case of expenses, to the extent invoiced at least 2 business days prior to the Closing Date (the “Invoice Date”), have been paid (which amounts may, at the option of Borrower, be offset against the proceeds of the initial funding of the Credit Facilities).
7.The Commitment Parties shall have received customary lien and judgment searches. All documents and instruments necessary to establish the Collateral Agent as having a perfected first priority (subject to permitted liens and other mutually agreed customary exceptions) security interests in the Collateral under the Credit Facilities shall have been executed.
8.Unless consented to by the Initial Lenders, the Closing Date shall not occur prior to forty-five (45) days from the Countersign Date.
9.The Borrowers shall have obtained a corporate credit rating or corporate family rating, as applicable, from Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc.
10.The conditions precedent set forth under the heading “Conditions to DDTL Funding Date” in Exhibit B shall have been satisfied or will be satisfied substantially simultaneously with the Closing Date; provided, however that the condition precedent set forth in this paragraph 10 shall be automatically waived by the Initial Lenders if a Successful Syndication (as defined in the Fee Letter) has been achieved on or prior to the Closing Date on (but no worse than) the terms outlined in the Commitment Letter (including the Market Flex Provisions as outlined in the Fee Letter); provided further that the waiver of the condition precedent in this paragraph 10 shall in no way limit the Borrower's obligation to satisfy the conditions precedent on the DDTL Funding Date set forth under the heading "Conditions to DDTL Funding Date" in Exhibit B of the Commitment Letter.

C-2

DOC ID - 35765184.2

EXHIBIT D
Project Warrior
Form of Solvency Certificate
SOLVENCY CERTIFICATE
[●], 2021
This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [●] of the Credit Agreement, dated as of the date hereof among Priority Holdings, LLC, a Delaware limited liability company (“Holdings” or the “Borrower Representative”), Truist Bank, as the Administrative Agent and the other Lenders parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [●], solely in my capacity as the Chief Financial Officer of the Borrower Representative, do hereby certify on behalf of Holdings and the Borrowers that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:
The sum of the debt (including contingent liabilities) of Holdings and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of Holdings and its Restricted Subsidiaries, on a consolidated basis.
The present fair saleable value of Holdings and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable Liabilities (including contingent Liabilities) of Holdings and its Restricted Subsidiaries, on a consolidated basis, or their debts as they become absolute and matured.
The capital of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business, on a consolidated basis, as contemplated on the date hereof.
Holdings and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including contingent obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its Restricted Subsidiaries after the consummation of the [Closing Date Transactions][DDTL Transactions] contemplated by the Credit Agreement.
[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.
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DOC ID - 35765184.2

______________________________

By:
Name: [●]
Title: Chief Financial Officer

D-2
[Commitment Letter]

DOC ID - 35765184.2

EXHIBIT E
ADJUSTED EBITDA DEFINITION3
1.“Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Restricted Subsidiaries (or, when reference is made to another Person, for such other Person and its Subsidiaries) on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, except with respect to clauses (n) and (r) below, to the extent reducing (and not added back to or excluded from) Consolidated Net Income, the sum of, without duplication:
2.(b) Consolidated Interest Expense,
3.plus (c) provisions for taxes based on income (including permitted tax payments) of Holdings and its Restricted Subsidiaries,
4.plus (d) total depreciation expense, and amortization expense and impairment charges (including amortization of intangible assets (including goodwill), amortization of deferred financing fees or costs) of Holdings and its Restricted Subsidiaries,
5.plus (e) [reserved];
6.plus (f) other non-Cash items (including non-Cash charges, costs, expenses and losses) reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period or write-off or write-down or reserves with respect to current assets),
7.plus (g) any net loss from discontinued operations and any net after-tax loss on disposal of discontinued operations,
8.plus (h) other accruals, payments and expenses (including legal fees, costs and expenses), or any amortization thereof, related to the transactions contemplated by the Credit Documents (including all Transaction Costs), any Permitted Acquisitions, assets sales, investments, Restricted Payments, Restricted Debt Payments, issuances of indebtedness or capital stock permitted under the Credit Documents or repayment of debt, refinancing transactions or any amendments or other modifications of any indebtedness, in each case, to the extent such amounts are actually paid in Cash during such period (including, for the avoidance of doubt, any such transaction consummated on the Closing Date and any such transaction proposed or undertaken but not completed),
9.plus (i) any reasonably documented restructuring and integration costs reasonably attributable to the Merger Agreement, any Permitted Acquisition, any investment or any asset sale permitted under the Credit Documents that are (i) related to the closure, integration and/or consolidation of information technology or facilities, employee termination, or moving or relocating assets, (ii) related to the discontinuance of any portion of operations acquired in a Permitted Acquisition to the extent such discontinuance is initiated within twelve (12) months of, and the costs thereof incurred no later than eighteen (18) months of, the consummation of such Permitted Acquisition, (iii) related to recruitment, retention, relocation and severance as set forth in the Model and lender presentation or (iv) otherwise
3 Capitalized terms used in this Exhibit E shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit E is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

DOC ID - 35765184.2

approved by Administrative Agent in its sole discretion, in each case, to the extent such amounts are actually paid in Cash during such period (including, for the avoidance of doubt, any such transaction consummated on the Closing Date and any such transaction proposed or undertaken but not completed); provided that any adjustments or addbacks under this clause (i) in any period of four consecutive Fiscal Quarters, shall not, together with the adjustments and addbacks pursuant to clause (r) below, exceed 25% of Adjusted EBITDA (determined before giving effect to such adjustments and addbacks),
10.plus (j)(i) non-Cash charges relating to employee benefit or other management compensation plans of any direct or indirect parent of Holdings (solely to the extent such non-Cash charges relate to plans of any direct or indirect parent of Holdings for the benefit of members of the board of directors of Holdings (in their capacity as such) or employees of Credit Parties and their Restricted Subsidiaries), any other Credit Party or any of its Restricted Subsidiaries or (ii) any non-Cash compensation charge and other non-Cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity based awards of any direct or indirect parent of Holdings (to the extent such non-Cash charges relate to plans of any direct or indirect parent of Holdings for the benefit of members of the board of directors of Holdings (in their capacity as such) or employees of Credit Parties and their Restricted Subsidiaries), any other Credit Party or any of its Restricted Subsidiaries, in each case, excluding any non-Cash charge to the extent that it represents an accrual of or reserve for Cash expenses in any future period or amortization of a prepaid Cash expense incurred in a prior period,
11.plus (k) any non-recurring or unusual costs, expenses or charges actually paid in Cash during such period,
12.plus (l) [reserved],
13.plus (m) legal fees and expenses (excluding any judgments) actually paid in Cash during such period in connection with litigation involving the Credit Parties and their Restricted Subsidiaries; provided that any adjustments or addbacks under this clause (m) in any period of four consecutive Fiscal Quarters, shall not exceed $3,000,000;
14.plus (n) to the extent not already included in the Consolidated Net Income of Holdings and its Restricted Subsidiaries, any claim for business interruption insurance for a loss occurring during such period to the extent (x) the proceeds of such insurance are actually received during such period or (y) the applicable insurance carrier has not denied coverage of such claim in writing and such loss is in fact reimbursed within 365 days of the date of such loss (with a deduction in the immediately succeeding period for any amount so added back to the extent not so reimbursed within such 365 days),
15.plus (o) Cash expenses of Holdings and/or its Restricted Subsidiaries incurred during such period to the extent reimbursed in Cash by any Person (other than Holdings and/or its Restricted Subsidiaries or any owners, directly or indirectly, of capital stock therein) during such period pursuant to indemnification or other reimbursement provisions in favor of Holdings and/or its Restricted Subsidiaries in connection with any investment permitted under the Credit Documents, any Permitted Acquisition or any asset sale permitted under the Credit Documents,
16.plus (p) net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830,
17.plus (q) the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third

DOC ID - 35765184.2

parties in any non-wholly-owned Restricted Subsidiary, minus the amount of dividends or distributions that are paid in Cash by such non-wholly-owned Restricted Subsidiary to such third party,
18.plus (r) (x) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to the Transactions that are reasonably identifiable, factually supportable and reasonably anticipated by the applicable Borrower in good faith to be realized within eighteen (18) months of the Closing Date (which will be added to Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period) and (y) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies resulting from or related to Permitted Acquisitions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), asset sales, divestitures, restructurings, cost savings initiatives and other similar initiatives, operational changes, and actions that are projected by the applicable Borrower in good faith to be reasonably anticipated to be realized within eighteen (18) months of the date of the consummation of such transaction or implementation of such restructuring or initiative (which will be added to Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, operational changes and initiatives and synergies had been realized on the first day of such period), in the case of the preceding clauses (x) and (y), net of the amount of actual benefits realized during such period from such actions; provided that (A) any adjustments or addbacks under this clause (r) in any period of four consecutive Fiscal Quarters, shall not, together with the adjustments and addbacks pursuant to clause (i) above, exceed 25% of Adjusted EBITDA (determined before giving effect to such adjustments), (B) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Adjusted EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (C) such adjustments shall be specified in detail in the relevant compliance certificate, financial statement or other document provided to Administrative Agent or any Lender in connection herewith,
19.plus (s) Cash receipts (or any netting arrangements resulting in reduced Cash expenditures) not representing Adjusted EBITDA or Consolidated Net Income in any period to the extent non-Cash gains relating to such income were deducted in the calculation of Adjusted EBITDA pursuant to clause (ii)(a) below for any previous period and not added back,
20.plus (t) non-Cash charges relating to straight rent in accordance with GAAP,
21.plus (u) any cash or non-cash charge, expense or loss with respect to earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with Permitted Acquisitions and investments, to the extent actually paid and expensed,
22.plus (v) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, Permitted Acquisition or any asset sale permitted under the Credit Documents, to the extent actually reimbursed, or, so long as the applicable insurance carrier has not denied coverage of such expenses, charges or losses and that and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction in the immediately succeeding period for any amount so added back to the extent not so reimbursed within such 365 days),
23.plus (w) fees and expenses incurred in connection with the consummation of the Transactions and paid on the Closing Date (or within sixty (60) days of the Closing Date),

DOC ID - 35765184.2

24.plus (x) to the extent that any PRTH Specified Expenses (as defined below) would have been added back to Adjusted EBITDA pursuant to clauses (a) through (w) above had such charge, tax or expense been incurred directly by Holdings and its Restricted Subsidiaries, such PRTH Specified Expenses,
25.minus (ii) the sum, without duplication of the amounts for such period and to the extent included in arriving at such Consolidated Net Income, of
26.(a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items that reduced Adjusted EBITDA in any prior period), plus
27.(b) the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, plus
28.(c) any net gain from discontinued operations and any net after-tax gain on disposal of discontinued operations, plus
29.(d) capitalized customer acquisition costs (excluding Permitted Acquisitions and permitted joint venture investments), plus
30.(e) federal, state, local and foreign income tax credits and reimbursements received by Holdings or any of its Restricted Subsidiaries during such period, plus
31.(f) all gains (whether Cash or non-Cash) resulting from the early termination or extinguishment of indebtedness, plus
32.(g) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes, plus
33.(h) net realized gains relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830,
34.Notwithstanding anything to the contrary contained herein, for the purposes of determining Adjusted EBITDA for the fiscal quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, (i) Adjusted EBITDA of Holdings and its Restricted Subsidiaries shall be deemed to be for each such fiscal quarter, $14,149,58.81, $14,448,764.97, $18,046,757.57 and $18,88,237.76, respectively and (ii) Adjusted EBITDA of Target and its Restricted Subsidiaries shall be deemed to be for each such fiscal quarter $8,612,594.21, $14,980,518.96, $15,247,330.49 and $15,037,189.79, respectively; provided that to the extent that any unaudited quarterly consolidated financial statements for Target have been delivered by the Borrower Representative pursuant to clause (d)(b)(ii) under the heading “Conditions to DDTL Funding Date” in Exhibit B to the Commitment Letter, the Borrower Representative shall provide the Administrative agent with the Adjusted EBITDA of the Target for each such fiscal quarter, together with a reasonably detailed calculation thereof, which amounts and calculations shall be reasonably satisfactory to the Administrative Agent, and such amounts shall be deemed to be Adjusted EBITDA of the Target for such fiscal quarters and included in all pro forma calculations of Adjusted EBITDA of Holdings for all purposes of the Credit Documents.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest including paid-in-

DOC ID - 35765184.2

kind amounts) of Holdings and its Restricted Subsidiaries on a consolidated basis for such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate agreements and amortization or write off of deferred financing fees, debt issuance costs, debt discount or premium, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the Facility and with respect to other indebtedness permitted to be incurred under the Credit Documents.

35.“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Restricted Subsidiaries (or, when reference is made to another Person, for such other Person and its Subsidiaries) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP (adjusted to reflect any PRTH Specified Expenses during such period as though such PRTH Specified Expenses had been incurred by Holdings and its Restricted Subsidiaries), minus (ii) the sum of, without duplication, (a) the income (or loss) of any Person (other than a Restricted Subsidiary) (x) in which any other Person (other than a Credit Party) has a joint interest (including any permitted joint venture) or (y) that is an Unrestricted Subsidiary, except to the extent of the amount of any dividends or other distributions actually paid in Cash or Cash Equivalents (or to the extent subsequently converted into Cash or Cash Equivalents) to Holdings and its Restricted Subsidiaries by such Person during such period, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries (except to the extent required for any calculation of Adjusted EBITDA on a pro forma basis in accordance with the Credit Documents), plus (c) the income of any Restricted Subsidiary of Holdings (other than a Borrower or a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, plus (d) any gains or losses, together with any related provision for taxes on such gain (or loss), realized in connection with any asset sales or other disposition or abandonment and any reserves relating thereto, in each case, not in the ordinary course of business, plus (e) any net unrealized gain (loss) (after any offset) resulting during such period from obligations under any interest rate agreement or other derivative instruments as determined in accordance with GAAP and the application of Statement of Financial Accounting Standards No. 133, plus (f) to the extent not included in clauses (a) through (e) above, any net extraordinary gains or net extraordinary losses for such period, plus (g) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income.
“Cash” means money, currency or a credit balance in any demand or deposit account, in each case, determined in accordance with GAAP.

“PRTH Specified Expenses” means any charges, taxes or expenses incurred or accrued by PRTH (or any direct or indirect parent company thereof) during any period that in the reasonable judgement of the Administrative Agent are attributable to the ownership or operations of Holdings and its Restricted Subsidiaries.

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